UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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OfficeMax Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice and

Proxy Statement

OfficeMax Incorporated Annual Meeting of Stockholders Oak Brook, Illinois Wednesday, April 13, 2011

OFFICEMAX INCORPORATED

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

Wednesday, April 13, 2011

2:00 p.m., Central Daylight Time

The Hyatt Lodge at McDonald’s Campus

2815 Jorie Blvd.

Oak Brook, IL 60523

March 4, 2011

Dear Stockholder:

It is my pleasure to invite you to our 2011 annual meeting of stockholders. At the meeting, we will consider:

•	The election of seven directors;

•	The appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement;

•	The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers; and

•	Such other business as may properly come before the meeting.

Stockholders who owned shares of our stock at the close of business on February 22, 2011, can vote on these proposals.

Your vote is important regardless of the number of shares of stock you own. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date and return or submit your voting instructions by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you plan to attend the meeting and prefer to vote at that time, you may do so. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the appointment of KPMG LLP unless you have provided voting instructions.

By Order of the Board of Directors

Ravichandra K. Saligram

i

ii

Ownership of More Than 5% of OfficeMax Stock	70

Other Information	71
Stockholder Proposals for the 2012 Annual Meeting	71
Stockholder Nominations for Directors	71
OfficeMax’s Annual Report on Form 10-K	72

iii

OfficeMax Incorporated

OfficeMax Incorporated (“OfficeMax,” the “Company,” or “we”) is a leader in both business-to-business and retail office products distribution. We provide office supplies and paper, print and document services, technology products and solutions and office furniture to large, medium and small businesses, government offices and consumers. Our customers are served by approximately 30,000 associates through direct sales, catalogs, the Internet and retail stores. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol ‘OMX’. Our corporate headquarters is located at 263 Shuman Boulevard, Naperville, Illinois 60563, and our website address is www.officemax.com. In 2010, the Company’s fiscal year ended on December 25, 2010.

Annual Meeting Information

This proxy statement contains information we must provide to you under the rules of the Securities and Exchange Commission (“SEC”) and the NYSE in connection with the solicitation of proxies by our board of directors for the 2011 annual meeting of stockholders. It is designed to assist you in voting your shares of our stock. We will begin mailing notice of the availability of these proxy materials on or about March 4, 2011.

Who May Vote?

You may vote if you were the holder of record of shares of our common stock or Series D convertible preferred stock at the close of business on February 22, 2011. You are entitled to one vote on each matter presented at the 2011 annual stockholders’ meeting for each share of our stock you owned at that time. If you held stock at that time in “street name” through a bank, broker, or other institution, you must either provide voting instructions to the holder or obtain a proxy, executed in your favor, from the holder to be able to vote those shares at the meeting.

Each share of OfficeMax stock is entitled to one vote. As of February 22, 2011 (the record date for determining stockholders entitled to vote at the meeting), we had the following shares of stock outstanding and entitled to vote:

Type/Series of Stock	Number of Shares Outstanding
Common stock	85,700,866
Convertible preferred stock, Series D (ESOP)	686,487

What Am I Voting On?

You are voting on:

•	The election of seven directors;

•	The appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement;

•	The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers; and

•	Such other business as may properly come before the meeting.

How Do I Vote?

You can vote your shares of stock in advance of our annual meeting by requesting a proxy card to sign, date and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials you received or this proxy statement for specific instructions on how to cast your vote by any of these methods.

If your shares of stock are registered directly in your name, you are considered a stockholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us. If you hold your shares of stock through a broker, bank, or other institution, you are considered the beneficial owner of stock held in “street name” and you will receive your notice from your broker, bank or other institution.

Stockholders of Record

For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Eastern Time on April 12, 2011. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

The Internet and telephone voting procedures available to you are designed to authenticate stockholders’ identities, to allow stockholders to submit voting instructions and to confirm that stockholders’ voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record can vote by:

•	Requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Eastern Time on April 12, 2011;

•	Submitting voting instructions via the Internet or telephone by 11:59 p.m. Eastern Time on April 12, 2011; or

•	Completing a ballot and returning it to the inspector of election during the annual meeting.

Instructions and contact information for each of these voting options can be found in our Notice of Internet Availability of Proxy Materials.

Stock Held in Street Name

If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures. Please note that if you hold your shares in street name, the broker or other institution that holds the stock will not be able to vote your shares on any proposal other than the appointment of KPMG unless you have provided voting instructions. If you wish to vote at the meeting, you must obtain a proxy, executed in your favor, from the holder of record of the stock as of the record date.

Series D Convertible Preferred Stock

If you are a current or former employee of OfficeMax or one of its subsidiaries and you own shares of OfficeMax’s Series D Convertible Preferred Stock in the Employee Stock Ownership Plan (“ESOP”) fund, you may instruct Vanguard Fiduciary Trust Company, the plan trustee, how to vote the shares of stock allocated to you under the plan by requesting a proxy card to sign, date and return or by submitting your voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials we sent to you for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for preferred stock you hold in the ESOP fund must be received by 11:59 p.m. Eastern Time on April 10, 2011.

The plan trustee will vote any shares in the plan for which instructions are not received, or that are not allocated to an account, in the same proportion as shares of stock voted by the plan participants generally, subject to the trustee’s fiduciary obligations under applicable law.

What if I Do Not Provide Voting Instructions?

If you submit a valid proxy card, or validly submit voting instructions via the telephone or Internet, but you do not provide voting instructions, your shares of stock will be voted for:

•	The election of seven directors;

•	The appointment of KPMG LLP as our independent registered public accounting firm for 2011;

•

The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement; and

•	A non-binding, advisory vote to approve the compensation of our named executive officers every THREE years.

You also give the proxies discretionary authority to vote on any other business that may properly be presented at the meeting.

Can I Revoke or Change My Vote?

If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

•	Submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet by 11:59 p.m. Eastern Time on April 12, 2011; or

•	Attend the annual meeting and vote in person by ballot.

If you hold your stock in street name, you may revoke or change your proxy instructions prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution in accordance with their procedures.

Who Are the Proxies and What Do They Do?

When you vote in advance of the annual meeting, you appoint Mr. Matthew R. Broad, our Executive Vice President and General Counsel, Ms. Susan Wagner-Fleming, our Corporate Secretary and Senior Vice President and Mr. Tony Giuliano, our Treasurer and Vice President, Investor Relations as proxies, each with the power to appoint a substitute. You direct them to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card, as your proxies, will vote your shares of stock in accordance with your instructions. If you do not provide voting instructions, your shares of stock will be voted as described above under “What If I Do Not Provide Voting Instructions?” on page 3.

Is My Vote Confidential?

We have a confidential voting policy. Stockholders’ votes will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

What Is the Quorum Requirement for the Annual Meeting?

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy.

How Are Abstentions, Withheld Votes and Broker Non-Votes Treated?

The election inspector will treat abstentions, withholds and “broker non-votes” as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to proposal two, but not with respect to any other proposal. Abstentions and broker non-votes do not count as votes cast either for or against any of the proposals. A “withhold” vote with respect to any director nominee will have the effect of a vote against such nominee.

What Vote Is Required to Approve a Proposal?

Proposal One:    A nominee will be elected to the board if the number of votes cast “for” his or her election exceed the number of votes “withheld” from or cast “against” his or her election.

Proposal Two:    The appointment of KPMG LLP as our independent registered public accounting firm for 2011 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding, in accordance with our bylaws, any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the proposal.

Proposal Three:    The resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement will be approved on a non-binding, advisory basis, if holders of a majority of the stock present in person at the meeting or represented by proxy (excluding, in accordance with our bylaws, any shares where the holder has expressly indicated that the holder is abstaining from voting) vote in favor of the proposal.

Proposal Four:    A plurality of the affirmative votes cast will select, on a non-binding, advisory basis the frequency of the stockholder vote on the compensation of our named executive officers. We will consider stockholders to have expressed a non-binding preference for the frequency that receives the highest number of favorable votes.

Who Solicits Proxies and How Are They Paid?

We pay the expenses of soliciting proxies. OfficeMax has retained D.F. King & Company (“D.F. King”) to assist in the solicitation of proxies. D.F. King will receive an aggregate fee of $21,500, plus out-of-pocket expenses. OfficeMax has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with this engagement. In addition to the solicitation of proxies by use of the mail, employees of D.F. King and our directors, officers and regular employees, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone and Internet. Our directors, officers and employees will not receive additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock.

How Do You Determine Whether I Get One or More Paper Copies of the Proxy Materials?

To reduce the costs of printing and distributing its proxy materials, as we did last year, we are taking advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we send many stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of our proxy materials. This notice explains how you can access the proxy materials over the Internet and also describes how to request to receive a paper copy of the proxy materials. If you have requested paper copies of the proxy materials, you may have received one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials for multiple stockholders in your household. This is because we and some banks, brokers and other record holders participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials and deliver only one copy to stockholders at one address unless we or they receive other instructions from you. We will promptly deliver a separate copy of these documents to you currently and in future years if you write to the Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-800-542-1061. If you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number above.

Items You May Vote On

1.	Election of Directors

The members of our board of directors are elected for a term of office to expire at our next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the seven nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee.

Our board of directors has proposed seven nominees for election as directors: Warren F. Bryant, Joseph M. DePinto, Rakesh Gangwal, Francesca Ruiz de Luzuriaga, William J. Montgoris, Ravichandra K. Saligram and David M. Szymanski. Detailed information on each nominee is provided beginning on page 10. We expect that all nominees will be able to serve if elected. If any nominee is not able to serve, the proxies will either vote your shares of stock for another nominee recommended by our Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Under our by-laws, in uncontested elections, a director is elected if the votes cast “for” the director’s election exceed the votes “withheld” from or cast “against” the director’s election. The Company has a director resignation policy which states that the board will only nominate candidates who agree to tender, promptly following the annual meeting at which they are first elected or their appointment, a resignation that will be effective upon (i) the failure of the director to receive the required vote at any annual meeting at which he or she is nominated for re-election and (ii) acceptance by the board of such resignation. If a director fails to receive a majority vote in favor of his or her election, the Governance and Nominating Committee of our board, excluding the director whose resignation is under consideration, will promptly consider the resignation and make a recommendation to the board regarding whether to accept or reject the tendered resignation or whether other action should be taken. The board, excluding the director whose resignation is under consideration, will act on the Governance and Nominating Committee’s recommendation within ninety days from the date of the certification of the election results. The board will publicly disclose its decision regarding the tendered resignation. If an incumbent director’s resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a director’s resignation is accepted by the board of directors, the board, in its sole discretion, may decide whether to fill such vacancy or reduce the size of the board.

Our board of directors unanimously recommends

a vote “FOR” each of the nominees.

2.	Appointment of Independent Registered Public Accounting Firm

Our Audit Committee appointed KPMG LLP to serve as our independent registered public accounting firm for 2011, subject to stockholder approval. Representatives of KPMG LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The following table sets out the various fees for services provided by KPMG LLP in 2009 and 2010. The Audit Committee pre-approved all of these services (see “Audit Committee Report—Audit, Audit-Related and Other Nonaudit Services” on page 23 for a description of the pre-approval policy of the Audit Committee).

Annual Fees for 2009 and 2010

	Amounts
Description	2010	2009
Audit Fees (1)	$3,398,000	$3,493,000
Audit-Related Fees (2)	$220,000	$198,000
Tax Fees (3)	$157,000	$116,500

(1)	Audit fees relate to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, and the audit of our internal controls over financial reporting, statutory filings and other services pertaining to SEC matters.

(2)	Audit-related fees relate to attestation and other services traditionally performed by companies’ independent accountants, such as audits of our employee benefit plans, special procedures required to meet certain regulatory requirements and other miscellaneous assurance services.

(3)	Tax fees relate to tax compliance services surrounding transactions that have already occurred. We use these services to document, compute and obtain government approval for amounts to be included in tax filings.

KPMG LLP’s full-time, permanent employees provided the services described in the chart above. Leased personnel were not employed with respect to the domestic audit engagement.

The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the appointment of KPMG LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG LLP could be secured to deliver any or all of the Company’s independent auditing services required in 2011. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2012.

Our board of directors unanimously recommends a vote “FOR” the appointment of KPMG LLP as our independent registered public accounting firm for 2011

3.	Non-Binding, Advisory Vote on the Compensation of Our Named Executive Officers

Background to the Advisory Vote

Under Section 14A of the Securities Exchange Act (“Section 14A”), the Company has included this proposal pursuant to which stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the named executive officers (the “Say on Pay Vote”). As described more fully in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis and the related compensation tables and narrative, we designed our executive compensation program to create alignment between executive compensation and business performance by rewarding elected officers for the achievement of strategic and tactical goals that are intended to contribute to long-term stockholder value. We provide targeted overall compensation levels that are comparable and competitive to the national marketplace where we compete for talent and this assists us to attract, motivate and retain elected officers who are vital to our short- and long-term success, profitability and growth.

Our Compensation Program

We urge you to read the “Executive Compensation” section of the Proxy, including the Compensation Discussion and Analysis and the related compensation tables and narrative, for the details of our compensation program, including the 2010 compensation of our named executive officers. Highlights of our executive compensation programs include the following:

The primary components of our compensation program are:

•	Base salary,

•	Annual performance-based incentive compensation, established in order to ensure that a substantial portion of annual cash compensation is tied to the Company’s annual financial performance, and

•

Long-term incentive compensation that is primarily performance-based, established in order to encourage ownership of our common stock by elected officers and align their interests with those of our stockholders.

These components emphasize performance-based compensation:

•

We place a heavy emphasis on performance, and consequently a substantial portion (from 50 to 93 percent) of each named executive officer’s total target annual compensation is ‘at-risk’ and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value.

•

Our named executive officers receive equity awards subject to long-term vesting requirements. These long-term incentives, at target, constitute between 49% and 87% of our named executive officers’ total compensation. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and attainment of important financial goals.

We believe that our compensation program has helped the Company achieve strong financial performance in a challenging macroeconomic environment. In 2010:

•	Gross profit margin increased 1.8% to 25.9% of sales compared to 2009,

•	Adjusted operating income margin increased 1.3% to 2.2% of sales[1] compared to 2009, and

•	Net income available to OfficeMax common shareholders was $68.6 million, or $0.79 per diluted share, compared to a net loss in 2009.

The Executive Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. Within the past six years, the committee has:

•	For the 2009 fiscal year, frozen employee salaries at their 2008 levels and suspended the Company matching contribution to the 401(k) plan and the executive savings deferral plan.

•	Eliminated tax gross-ups on elected officer perquisites (other than under our standard relocation policy, applicable to Company associates).

•	Established stock ownership guidelines under which executives are expected to accumulate significant amounts of Company stock over time.

[1]	The Company reported an operating income of $146.5 million in 2010 compared to an operating loss of $4.0 million in 2009. Our operating results were impacted by a number of significant items in both years. These items included charges for asset impairments, store closures and severance, partially offset by income related to legacy items. If we eliminate these items, our adjusted operating income for 2010 was $160.6 million compared to an adjusted operating income of $62.9 million for 2009. Adjusted operating income margin is calculated by dividing adjusted operating income by sales for the applicable year ($7,150 million in 2010 and $7,212 million in 2009).

•	Implemented an annual process to assess risks associated with our compensation policies and programs.

•	Adopted a policy prohibiting directors, officers, or other employees from entering into speculative transactions in OfficeMax securities.

•

Adopted a clawback policy that allows the Company to require reimbursement of executive vice president compensation in certain circumstances if misconduct by the officer contributed to a restatement of previously issued financial statements.

The Executive Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation practices by voting in favor of the following resolution:

“Resolved, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement in the “Executive Compensation” section, including the Compensation Discussion and Analysis and the related compensation tables and narrative.”

This vote is an advisory vote, and therefore, is not binding upon us. Nonetheless, the Executive Compensation Committee and the board value the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors unanimously recommends a vote “for” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement

4.	Non-Binding, Advisory Vote on the Frequency of the Stockholder Vote on Executive Compensation

Section 14A also provides that we include in this proxy statement a separate, non-binding stockholder vote to advise on whether the Say-on-Pay Vote should occur every one, two or three years. Stockholders have the option to vote for any one of the three options, or to abstain on the matter.

The Board of Directors has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•

The Company’s compensation program emphasizes long-term performance and stockholder value. For example, as discussed in the Compensation Discussion and Analysis, long-term incentive compensation in the form of performance-based restricted stock units (“RSUs”) represents a significant part of the total compensation for the named executive officers. The Company typically awards RSUs every year, and the distribution of shares is based on a two-year performance period. A vote held every three years would be more consistent with, and provide better input on, such long-term compensation;

•

An advisory vote every three years would give the Board of Directors sufficient time to thoughtfully consider the results of the vote and to implement any desired changes to executive compensation policies and procedures; and

•

A three-year cycle would provide investors sufficient time to evaluate the effectiveness of the short- and long-term compensation strategies and related business outcomes of the Company. We believe a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and to be reflected in our financial performance and in the price of our common stock.

The stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when a Say-on-Pay Vote does not occur. As discussed under “Communications with Directors” on page 20, the Company provides stockholders an opportunity to communicate directly with the Board on any issue, including executive compensation.

You may indicate your preferred voting frequency by voting for the option of three years, two years, or one year, or you may abstain from voting. We will consider stockholders to have expressed a non-binding preference for the frequency that receives the highest number of favorable votes. Due to the non-binding nature of this preference, the Board may decide that it is in the best interests of our stockholders and the Company to hold a non-binding, advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders.

The Board of Directors unanimously recommends that a non-binding, advisory vote to approve the compensation of our named executive officers be held every THREE years.

5.	Such Other Business as May Properly Come before the Meeting

We do not know of any other matters to be voted on at the meeting. If, however, other matters are properly presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

Board of Directors

Structure and Nominee Biographies

The board has nominated seven directors for election in 2011, each to hold office until the annual meeting of stockholders in 2012 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Each of the nominees is currently serving as a director and stockholders have previously elected all of these nominees other than Mr. Saligram to the board. We prepared the following director summaries using information furnished to us by the nominees:

Warren F. Bryant, 65, joined our board of directors in 2004. From 2002 to 2008, Mr. Bryant served as a Director and the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008 he served as the Chairman of the Board of Longs Drug Stores. Mr. Bryant served as Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as President and Chief Executive Officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. Mr. Bryant also served as a director of The National Association of Chain Drug Stores from 2003 to 2008 and as Chairman of the Association during 2008. Mr. Bryant previously served as a director of Longs Drug Stores Corporation (2002-2008) and Pathmark Stores, Inc., a retail grocery chain (2004-2005). Since 2009, Mr. Bryant has served as a director of Dollar General Corporation, a discount retailer, and, since 2010, Mr. Bryant has served as a director of George Weston Limited, a food processing and distribution company.

Mr. Bryant has an exceptional depth of experience in retail leadership, gaining substantial experience in marketing, merchandising, operations and strategy. This experience gives him extensive, relevant knowledge of the retail industry, which, together with his participation on our board and his experience as a board member (including as Chairman and as lead director) for several other public company retailers, led the board to conclude that he should again be nominated as a director.

Joseph M. DePinto, 48, joined our board of directors in 2006. Mr. DePinto has been the President and Chief Executive Officer of 7-Eleven, Inc., a convenience retailer, since December 2005. Prior to joining 7-Eleven, Inc., Mr. DePinto served as the President of GameStop Corp., a video game and entertainment software retailer, beginning in March 2005. Mr. DePinto was the Vice President of Operations of 7-Eleven from March 2002 until he joined GameStop Corp. in March 2005. Prior to March 2002, Mr. DePinto was Senior Vice President and Chief Operating Officer of Thornton Oil Corp., an independent gasoline/convenience-chain retailer. From 2008 until 2010, Mr. DePinto was a director of Jo-Ann Stores, Inc., a specialty retailer. Since 2010, he has been a director of Brinker International, Inc., an owner, operator and franchisor of restaurant brands.

As the Chief Executive Officer of 7-Eleven, the world’s largest convenience store chain, Mr. DePinto has gained extensive domestic and international retail industry experience. He is currently involved with all aspects of retailing, including marketing, merchandising, strategy and operations. Mr. DePinto is a graduate of the United States Military Academy (West Point) and subsequently served as an officer with the United States Army, contributing to his leadership skills. Mr. DePinto’s retail leadership experience, as well as his participation on our board and his experience as a board member for other large and/or public companies, led the board to conclude that he should again be nominated as a director.

Rakesh Gangwal, 57, joined our board of directors in 1998. From June 2003 to August 2007, Mr. Gangwal was the Chairman, President and Chief Executive Officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the President and Chief Executive Officer of US Airways Group, Inc., the parent corporation for US Airways’ mainline jet and express divisions as well as several related companies, from 1998 until his resignation in 2001. Mr. Gangwal was also the President and Chief Executive Officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the President and Chief Operating Officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, as Modified, which became effective on March 31, 2003. Mr. Gangwal has been a director of PetSmart, Inc., a specialty retailer of pet products and services, since 2005 and a director of CarMax, Inc., a retailer of used cars, since 2011.

Mr. Gangwal has an exceptional depth of experience in commerce between businesses in the United States and internationally, with substantial experience in operations, technology, strategy, and finance. In addition to his experience as the President and Chief Executive Officer of a public company, his participation on our board and his role as a board member for other large or public companies, including a large, public retailer, led the board to conclude that he should again be nominated as a director.

William J. Montgoris, 64, joined our board of directors in 2007. Mr. Montgoris was the Chief Operating Officer of The Bear Stearns Companies Inc., a leading global investment banking, securities trading and brokerage firm, from 1993 until his retirement in 1999. Prior to holding this position, he served Bear Stearns as its Chief Financial Officer from 1987 to 1993 and as a Senior Managing Director from 1985 to 1987. Mr. Montgoris currently serves on the Board of Trustees of Hackensack Medical Center and Colby College. In addition, he has been a director of Carters, Inc., a branded marketer of apparel for babies and children, since 2007 and Stage Stores, Inc., a specialty department store retailer, since 2004. Mr. Montgoris has been the independent Chairman of the Board at Stage Stores, Inc. since 2009. Mr. Montgoris served on the Board of Trustees of The Reserve Funds, a family of money market mutual funds, from 2007 to 2009, and since 2009, has served as a consultant to the independent trustees of The Reserve Funds.

Mr. Montgoris’ prior leadership experience in commerce between businesses, reflected in his summary, as well as his financial and accounting expertise and experience in corporate finance, his participation on our board and his experience as a board member for several other public companies, including as Chairman of a large public retailer, led the board to conclude that he should again be nominated as a director.

Francesca Ruiz de Luzuriaga, 56, joined our board of directors in 1998. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999 and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation.

Ms. Luzuriaga has substantial prior leadership experience in commerce between businesses, both in the United States and internationally, with experience in operations and strategy. This experience, together with her financial expertise and experience in corporate finance, her participation on our board and her experience as a board member for other public companies, led the board to conclude that she should again be nominated as a director.

Ravichandra K. Saligram, 54, joined our board of directors on November 8, 2010, the effective date of his election as Chief Executive Officer and President of the Company. Until his election as Chief Executive Officer and President of the Company, Mr. Saligram had been Executive Vice President, ARAMARK Corporation (“ARAMARK”), a global professional services company, since November 2006, President, ARAMARK International since June 2003, and ARAMARK’S Chief Globalization Officer since June 2009. Mr. Saligram held the position of Senior Vice President, ARAMARK from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International; and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Since 2006, he has been a director of Church & Dwight Co., Inc., a consumer and specialty products company.

Mr. Saligram’s prior leadership experience in commerce between businesses, including his experience building businesses and brands in various industries and across the globe, reflected in his summary, as well as his experience as a board member for another public company, led the board to conclude that he should be nominated as a director.

David M. Szymanski, 54, joined our board of directors in 2004. Dr. Szymanski became the Dean of the University of Cincinnati College of Business in 2010. Prior to that, Dr. Szymanski was a Professor of Marketing at Texas A&M University, where he had served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 until 2010, Dr. Szymanski was a director of Zale Corporation, a specialty retailer of fine jewelry.

Dr. Szymanski has held significant leadership positions in major universities. His great depth of knowledge regarding all aspects of the retail industry arising from his academic focus, as well as his participation on our board and his experience as a board member for another public company, led the board to conclude that he should again be nominated as a director.

None of the companies named in these biographies as current or previous employers of the nominees are affiliated with the Company.

Director Not Standing for Re-Election

On February 10, 2011, board member Dorrit Bern notified the Company that she would not stand for re-election to the board in 2011. The Board intends to reduce its size to seven members effective as of the 2011 annual meeting. Ms. Bern’s biography is below.

Dorrit J. Bern, 60, joined our board of directors in 2006. From 1997 through 2008, Ms. Bern served as Chairman, President and Chief Executive Officer of Charming Shoppes, Inc., a multichannel specialty women’s apparel retailer. Ms. Bern previously served as a director of Charming Shoppes, Inc. (1995-2008); The Southern Company, an energy company (1999-2008); and Brunswick Corporation, a global manufacturer and marketer of recreation products (2000-2005). Since 2009, she has been a trustee of the Pennsylvania Real Estate Investment Trust. Ms. Bern has held substantial retail leadership positions throughout her career, giving her a depth of knowledge of marketing, merchandising and operations. In addition, Ms. Bern has gained significant real estate experience as a trustee of PREIT, which is engaged in the ownership, management and leasing of retail shopping malls and strip and power centers. This experience gives her relevant knowledge of the retail industry and real estate strategy. She also has experience as a board member (including as chairman) for several other public companies.

Director Independence

The board has determined that, except for Mr. Saligram, the nominees for election as directors are, and all members of the board in 2010 were, independent within the meaning of the rules of the NYSE.

For a director to be considered independent under the NYSE rules, our board must determine that he or she does not have any material relationship with OfficeMax. To assist in making this determination, our board adopted the NYSE’s independence standards. For purposes of these standards, an “immediate family member” includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The board will presume a director is independent if, during the last three years, he or she has not:

•

Been an OfficeMax employee or an immediate family member of an executive officer of OfficeMax, other than in the capacity as a former interim chairman, chief executive officer or other executive officer;

•

Been a partner or employee of a firm that is OfficeMax’s internal or external auditor; had an immediate family member who was a partner of such a firm; or had an immediate family member who was an employee of such a firm and personally worked on the Company’s audit;

•	Been employed (or had an immediate family member employed) as an executive officer by another company whose compensation committee included one or more current executives of OfficeMax;

•

Received (or had an immediate family member who has received) more than $120,000 per year in direct compensation from OfficeMax other than director and committee fees or pension or other deferred compensation for prior services; and

•

Been an employee of, or had an immediate family member who was an executive officer of, a company that made payments to or received payments from OfficeMax for property or services, which, in any fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, our board will consider a director independent for purposes of serving on our Audit Committee only if he or she:

•	Has not accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from OfficeMax, other than compensation for service as a director; and

•	Is not an “affiliated person” of OfficeMax or any of its subsidiaries, as that term is defined by the SEC.

Our board will determine the independence of any director who has any other relationship with OfficeMax that is not covered by these standards. In particular, the board has considered the following relationships:

In 2010, a number of companies for which our directors also serve as officers or directors purchased office supplies from OfficeMax or sold products or services to OfficeMax in the ordinary course of business. None of these purchases and sales accounted individually for more than the greater of $1 million or 2% of our revenues or the other entity’s revenues in 2010, and none of these purchases or sales were material to our business or the other entity’s business. All of the transactions were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arms-length negotiated rates. Our board has determined that these transactions are not material relationships under the NYSE’s Corporate Governance Listing Standards and do not otherwise impair the independence of our directors.

Related Transactions

Our Governance and Nominating Committee is required by its charter to review all related person transactions required to be disclosed by SEC rules on an ongoing basis, and all such transactions must be approved or ratified by the committee. In conducting its review, the Governance and Nominating Committee’s charter states that the committee will consider the following factors: the nature of the related person’s interest in the transaction; whether the transaction involves standard prices, rates or charges or is otherwise on terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related person (such as the absence of a similarly qualified unrelated party); whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and any other factors the committee may deem relevant with respect to the particular transaction. Any member of the Governance and Nominating Committee who is a related person with respect to a transaction is recused from the review of the transaction.

Our board of directors unanimously recommends a vote “FOR” the election of the board’s nominees identified above.

Director Compensation

The following table presents compensation information for the independent members of the board of directors serving as of December 25, 2010: Ms. Dorrit J. Bern and Ms. Francesca Ruiz de Luzuriaga and Messrs. Warren F. Bryant, Joseph M. DePinto, Rakesh Gangwal, William J. Montgoris and David M. Szymanski. Compensation for Mr. Ravichandra K. Saligram, our President and Chief Executive Officer and for Mr. Sam Duncan, our retired Chairman and Chief Executive Officer, is set forth in the “Summary Compensation Table” on page 48. Neither Mr. Saligram nor Mr. Duncan received compensation for service as a director in 2010.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 25, 2010

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (2) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (f)	Total ($) (h)
Dorrit J. Bern	$85,000	$74,986	—	$159,986

Warren F. Bryant	$103,000	$74,986	$2,312	$180,298

Joseph M. DePinto (1)	$89,000	$74,986	—	$163,986

Rakesh Gangwal (1)	$136,940	$74,986	—	$211,926

William J. Montgoris	$92,000	$74,986	—	$166,986

Francesca Ruiz de Luzuriaga	$123,000	$74,986	$2,007	$199,993

David M. Szymanski	$114,000	$74,986	—	$188,986

(1)	Messrs. DePinto and Gangwal elected to receive a percentage of their cash fees in the form of RSUs pursuant to the 2003 OfficeMax Incentive and Performance Plan (“OMIPP”). For each director, the number of RSUs issued in lieu of fees was determined by dividing the amount of cash fees foregone by $17.70, the closing price of our common stock as reported on the consolidated tape of the NYSE on December 31, 2010, the last trading day of the calendar year. Mr. DePinto was issued 2,514 RSUs in lieu of $44,498 in fees and Mr. Gangwal was issued 7,736 RSUs in lieu of $136,927 in fees. The difference between the fees foregone and the value of the RSUs issued was paid in cash in lieu of issuing fractional RSUs.

(2)	The figures in this column represent the aggregate grant date fair value of the annual equity award in the form of RSUs awarded to our directors. Each non-employee director was granted 5,211 RSUs under the OMIPP on July 28, 2010. These RSUs vested on January 28, 2011, and are payable in common stock six months following a director’s date of termination of board service for any reason. See “Note 13. Shareholders’ Equity—Share-Based Payments” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010, for a discussion of the assumptions used by the Company to calculate grant date fair value. As of December 25, 2010, the directors had the following outstanding option and stock awards. As of January 28, 2011, all vesting requirements were met with respect to these outstanding securities:

Name	Outstanding Option Awards (a)	Outstanding Stock Awards (b)
Dorrit J. Bern	—	24,571

Warren F. Bryant	—	27,172

Joseph M. DePinto	—	24,571

Rakesh Gangwal	7,500	27,172

William J. Montgoris	—	23,220

Francesca Ruiz de Luzuriaga	7,500	27,172

David M. Szymanski	—	27,502

(a)	This column does not include options elected to be received by a director in lieu of cash fees.

(b)	This column does not include RSUs elected to be received by a director in lieu of cash fees.

(3)	The figures in this column represent above market interest earned by directors who had balances in the Director Deferred Compensation Plan.

Description of Director Compensation

Our current board members, except Mr. Saligram, receive compensation for board service. In 2010, that compensation included:

Annual Retainer:	$51,000

Attendance Fees:	$2,000 for each board meeting $1,000 for each committee meeting Expenses related to attendance

Equity Based Compensation Award:	$75,000 annually

In addition to the compensation described above, the chair of each committee of the board receives the following additional retainer.

Committee	2010 Committee Chair Retainer	Chairman
Audit	$30,000	Ms. Ruiz de Luzuriaga

Executive Compensation	$20,000	Dr. Szymanski

Governance and Nominating	$10,000	Mr. Bryant

Outside Directors	$30,000	Mr. Gangwal

In October 2010, the board appointed Mr. Gangwal independent Chairman of the Board effective November 8, 2010, with a retainer of $125,000. This retainer replaced the retainer listed above that he received as Lead Director (Chairman of the Committee of Outside Directors) and is paid in addition to his annual retainer, attendance fees and equity award.

For 2011, the Governance and Nominating Committee of the board reviewed the compensation received by our directors against the compensation received by directors of the corporate peers listed herein under “Peer Group” on page 28 and determined that the equity-based compensation award should be increased to $100,000. This is the first increase in general board compensation since 2007 and it was instituted to bring our board equity compensation to a median value when compared to our peers. No other changes in the compensation of board members were recommended for board approval for 2011.

2003 OfficeMax Incentive and Performance Plan

Through our stockholder-approved OMIPP, each non-employee director annually receives a form of long-term equity compensation approved by our Governance and Nominating Committee. As referenced above for 2010, each non-employee director was to receive a grant of RSUs with a target value of $75,000. On July 28, 2010, the grant date, the Company’s closing stock price was $14.39, which resulted in an actual grant of RSUs with a fair market value of $74,986 because fractional RSUs are not issued. The RSUs vested six months after the date of grant and are payable six months following the date of a director’s termination of board service for any reason (or immediately upon death or disability). RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, if dividends are declared. These notional dividends are accumulated and paid in cash at the time the RSUs are paid.

Additional Director Compensation Plans

Our non-employee directors may choose to receive their cash compensation (meeting and retainer fees) in one of the following three ways:

•	in cash;

•	in cash deposited in the Director Deferred Compensation Plan; or

•	in RSUs (awarded through the OMIPP).

Non-employee directors must specify by December 31 of each year how much of their cash compensation for the following year they wish to receive in each available payment form.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan allows each non-employee director to defer all or a portion of the cash compensation he or she receives for services as a director. Non-employee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred under this plan are credited with interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances under this plan at the time the decision to defer compensation under the plan is made. Participants will receive payment in cash, in a lump sum or in annual installments, following the termination of their service on the board. In the event of a change in control of the Company, as defined in the plan, a trust may pay our obligations under the Director Deferred Compensation Plan. For more information on this trust, see “Deferred Compensation” beginning on page 58. None of the seven eligible non-employee directors participated in the plan in 2010 and none of the seven eligible non-employee directors have elected to participate in the plan in 2011.

Restricted Stock Units in Lieu of Cash Compensation (Awarded through the OMIPP)

Through our stockholder approved OMIPP, non-employee directors can elect to receive RSUs in lieu of part or all of their cash compensation. Under this plan, RSUs are granted to participating directors on the last trading day of each calendar year. The number of RSUs granted to a participating director is determined by dividing the amount of cash compensation he or she elected to receive in RSUs by the closing price of our common stock as reported on the consolidated tape of the NYSE on the last trading day of the calendar year. The RSUs are payable immediately after termination of a participating director’s service on the board. RSUs are paid in shares of our common stock. Directors holding RSUs are not entitled to any voting rights with respect to the RSUs, but are entitled to receive notional dividends on the RSUs, if dividends are declared. The notional dividends are accumulated and paid in cash when the RSUs are paid. Two of the seven eligible directors, Messrs. DePinto and Gangwal, elected to receive RSUs in lieu of all or a portion of their cash compensation in 2010 and two of the seven eligible directors, Messrs. DePinto and Gangwal, have elected to receive RSUs in lieu of all or a portion of their cash compensation in 2011.

Director Stock Ownership Guidelines

In 2005, the Governance and Nominating Committee established stock ownership guidelines for directors. These guidelines are intended to increase the directors’ stake in the Company and more closely align their interests with those of the OfficeMax stockholders. These guidelines provide that over a four-year period (beginning at inception of the guidelines or upon election to the board) directors should acquire and maintain stock ownership equal to three times the annual cash retainer amount. The amount of stock required to be held will adjust whenever the retainer for directors is adjusted. All shares of stock owned outright by a director, unvested restricted stock and stock options with an exercise price of $2.50 per share issued under former director stock plans are taken into consideration in determining whether a director has met these guidelines. In April each year, the Governance and Nominating Committee of the board of directors reviews the progress of each director towards achievement of the guidelines. The committee will apply OfficeMax’s stock price on March 31st to each director’s securities on that date to determine each director’s level of compliance with the guidelines. Stock options will be valued at the excess of the market price of the underlying stock over the exercise price. Once a director has met these guidelines, he or she shall be deemed to continue to meet the guidelines and shall be exempt from review in future periods until such director reduces the number of securities he or she holds. Once a director reduces his or her holdings, such director will be subject to review each successive April for compliance with the guidelines.

In addition to the stock ownership guidelines, OfficeMax requires that directors hold all of the RSUs received under the directors’ compensation program until termination of board service (except in the event of death or disability). For all RSUs other than those received in lieu of cash compensation, there is an additional six month holding period following termination of board service. This mandatory hold policy serves to reinforce the Stock

Ownership Guidelines and is intended to ensure that director ownership of OfficeMax common stock increases over time.

Meetings of the Board

During 2010, our board of directors met 11 times. In addition to meetings of the full board, directors also attended meetings of board committees. Overall, our directors had an attendance rate of 95%. All of the directors attended at least 80% of the meetings of the board and the committees on which they served. While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting and all of our directors attended our 2010 annual meeting of stockholders.

The standing committees of the board of directors, with the membership indicated, are set forth in the table below. Mr. Saligram, as the only director who is not independent, does not serve on any committee of the board. Ms. Bern, who has decided not to stand for re-election, served on the Committee of Outside Directors, the Executive Compensation Committee and the Audit Committee in 2010.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance and Nominating Committee
Warren F. Bryant *	X				X		X	(C)
Joseph M. DePinto *	X		X		X
Rakesh Gangwal *	X	(C)	X				X
William J. Montgoris *	X		X		X
Francesca Ruiz de Luzuriaga *	X				X	(C)	X
Ravichandra Saligram
David M. Szymanski *	X		X	(C)			X
2010 Meetings	3		12		8		5

(*)	Independent director within the definition used by the NYSE.

(C)	Committee Chair.

Committee of Outside Directors and Lead Director

The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of any management director. The Committee of Outside Directors reviews and evaluates our chief executive officer’s performance against his goals and strategies. The Committee of Outside Directors meets at least twice each year on a formal basis. The Committee of Outside Directors also meets on an ad hoc basis in conjunction with regularly scheduled board meetings.

The chair of our Committee of Outside Directors acts as the lead independent director (“Lead Director”) for our board. When the Company has an independent, non-executive Chairman, as it currently does, the Chairman fulfills the duties of the Lead Director. The duties are:

•	Convening and presiding at all meetings of the board, including executive sessions of the independent directors;

•	Coordinating the activities of our independent directors;

•	Facilitating communications between the president and chief executive officer and other board members;

•	Reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

•	Assuring that appropriate topics are being discussed with sufficient time allocated for each; and

•	Reviewing the results of the president and chief executive officer’s performance evaluation with the president and chief executive officer and with the chair of the Executive Compensation Committee.

The chairs of our other board committees are consulted, as needed, to avoid any dilution of their authority or responsibility.

You may contact our independent directors in the manner set forth under “Communications with Directors” on page 20.

Executive Committee

In accordance with our Bylaws, the Executive Committee has and may exercise all powers the board may legally delegate. The committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire board to meet. The committee consists of the chairman of the board and the chairs of the Audit Committee, Executive Compensation Committee, Governance and Nominating Committee and the Committee of Outside Directors. In 2010, the Executive Committee did not meet.

Governance and Nominating Committee

The Governance and Nominating Committee, comprised entirely of directors meeting the independence requirements of the NYSE, is responsible for the following pursuant to its charter:

•	Assisting the board in identifying and recommending qualified individuals for board membership;

•	Recommending nominees for election at the annual meeting of stockholders;

•

Reviewing the continued appropriateness of a director’s board membership upon a change in the circumstances of a director and recommending to the board whether the director’s resignation should be accepted or rejected;

•	Reviewing the board’s committee structure and recommending the composition of each committee;

•	Developing our corporate governance guidelines;

•	Annually reviewing director compensation and benefits;

•	Recommending responses to stockholder proposals;

•	Overseeing the process of evaluation of our senior management, except our president and chief executive officer;

•	Reviewing related person transactions;

•	Developing and recommending to the board an annual self-evaluation process of the board and its committees; and

•	Receiving reports regarding the Company’s compliance with new material corporate governance requirements established by the NYSE and the SEC or other applicable entities.

Qualifications for Directors

The Governance and Nominating Committee and the board have established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our stockholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our stockholders and us. In evaluating board candidates, the Governance and Nominating Committee considers these qualifications as well as several other factors, including but not limited to:

•	Demonstrated maturity and experience;

•	Geographic balance;

•	Expertise in business areas relevant to OfficeMax;

•	Background as an educator in business, economics, or the sciences; and

•	Diversity.

The Governance and Nominating Committee believes that board diversity is an expansive attribute that includes differing points of view, professional experience and expertise and education, as well as more traditional diversity concepts. The board annually reviews its own composition during its evaluation by asking its members to indicate whether the board has the right mix of competencies, skills, experience and backgrounds.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Governance and Nominating Committee decides not to nominate a member for reelection, the committee will review the desired skills and experience of a new nominee in light of the criteria set forth above or may choose to recommend a reduction in the number of board members. Given the significant time demands and responsibilities of serving on a public company board, our directors may not serve on more than four public-company boards in addition to our board.

The Governance and Nominating Committee relies on management and director recommendations and the use of independent search firms when identifying potential board candidates. The Governance and Nominating Committee does not have a written policy regarding stockholder nominations for directors. In accordance with our Bylaws, however, the committee will consider stockholder nominations for directors (see “Stockholder Nominations for Directors” beginning on page 71). OfficeMax has not received any stockholder nominations or recommendations for director in connection with our 2011 annual meeting.

Governance Guidelines and Committee Charters

We maintain a corporate governance page on our website that includes our Corporate Governance Guidelines, Code of Ethics and charters for our Audit, Executive Compensation and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at investor.officemax.com by clicking on “Corporate Governance.” You also may obtain copies of these materials by contacting our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, or by calling 630/864-6800.

Our policies and practices reflect corporate governance standards that comply with the NYSE listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act, including:

•	Our board of directors adopted clear corporate governance policies, including standards for determining director independence;

•

With the exception of Mr. Saligram, our President and Chief Executive Officer (and Mr. Duncan, prior to his retirement), OfficeMax’s board has determined that all of our directors meet the independence requirements of the NYSE;

•	All members of our Audit, Executive Compensation and Governance and Nominating Committees are independent;

•	Our board committee charters clearly establish their respective roles and responsibilities;

•	Our non-management directors meet at least twice a year without management present, under the direction of our independent chairman;

•	We have a Code of Ethics that applies to all OfficeMax directors, officers and associates and to any company that we own or manage;

•	Our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls, and reports regularly to the Audit Committee;

•	We have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

•	Callers on our toll-free reporting service may request that an issue be reported to the Audit Committee.

Communications with Directors

Stockholders and other interested parties may send correspondence to our board of directors or to any individual director through the following address: OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You also may correspond with our directors by email at boardofdirectors@officemax.com. We will forward all communications to the person(s) to whom they are addressed. All correspondence will also be referred to our independent chairman. While we do not screen these communications, copies also will be forwarded to our general counsel and our corporate secretary. You can direct concerns about accounting controls or auditing matters to the chair of the Audit Committee at the same address. We also have a tipline staffed by a live operator from an independent third party company 24 hours a day, seven days a week. Calls are free and confidential and may be made anonymously. You may request that your concern or issue be forwarded to the Audit Committee. The tipline number is 1-800-241-5689.

Board Leadership Structure and Oversight of Risk

Board Leadership Structure

Under our bylaws, our directors have the discretion to combine or separate the positions of chairman and chief executive officer as they deem appropriate in light of our current circumstances. In 2010, in connection with the retirement of our Chairman and Chief Executive Officer, Sam Duncan, the board decided to separate the positions. Our current Chairman, Rakesh Gangwal, is an independent director who has been on the board since 1998. Mr. Gangwal is also our Lead Director, and has held that role since 2008. Ravichandra Saligram, our President and Chief Executive Officer, joined the Company and our board in November 2010. This separation of roles allows our president and chief executive officer to focus his efforts on running the Company while the independent chairman coordinates the board’s activities. The separation of roles notwithstanding, we believe it is important that the president and chief executive officer and the independent chairman work together to ensure the board is fully advised of important issues, trends and business developments. To that end, the flow of information between management and the board is frequent, timely and substantive.

Board Oversight of Risk

The Audit Committee of the board administers its risk oversight function. The committee’s charter states that one of its duties is to “discuss with management and the independent registered public accounting firm, as appropriate OfficeMax’s risk assessment and risk management policies, including OfficeMax’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.” Under the direction of the Audit Committee, the Company’s general counsel (who also serves as the Company’s chief compliance officer) oversees corporate compliance activities. Such activities include training, maintenance of a tipline and participation in investigations. In addition, the office of corporate compliance maintains a list of enterprise risks that it believes are material to the Company and a plan and person responsible for monitoring and mitigation of each such risk. The Audit Committee receives an annual report from the general counsel ranking the enterprise risks and describing the status of mitigation activities. The board also receives a report at each meeting that describes compliance risks. The Company’s internal audit services group and loss prevention group are also involved in the management of risk. Under its charter, one mission of the audit services group is to determine whether the Company’s network of risk management, control and governance processes is adequate and functioning in a manner to ensure risks are appropriately identified and managed. The loss prevention group is tasked with managing various security risks to the Company including facility access and security and product shrinkage and theft. To provide for the independence of internal audit services, its personnel report to the senior internal audit executive, who reports functionally to the Audit Committee of the board and has unrestricted access to the board. The senior internal audit executive reports administratively to Mr. Besanko, the Executive Vice President, Chief Financial Officer & Chief Administrative Officer. The loss prevention personnel report to the vice-president of loss prevention, who reports administratively to the executive vice-president of supply chain and has unrestricted access to the Audit Committee of the board. The senior internal audit executive will include, as part of his or her reports to the Audit Committee, a regular report on the findings of internal audit services and the status of its review. The vice-president of loss prevention will include, as part of his or her reports to the Audit Committee, a regular report on the activities of loss prevention.

Audit Committee Report

The Audit Committee of the board of directors oversees our accounting and financial reporting processes, audits of OfficeMax’s financial statements, the system of internal controls established by management related to accounting, financial reporting, disclosure and ethics and the integrity of OfficeMax’s financial statements. The Audit Committee also assists the board in the oversight of OfficeMax’s compliance with legal and regulatory requirements; the evaluation of the independence, performance and qualifications of the independent public accounting firm; and the performance of OfficeMax’s internal audit function. It is comprised entirely of independent directors as required by the NYSE listing standards and by its own written charter. All of the Audit Committee members are “financially literate,” and the chairman of the committee is an “audit committee financial expert” as defined by the SEC. See “Board of Directors” on page 10 for a description of the experience of each Audit Committee member.

The Audit Committee, formed in 1969, has had a charter since 1973. The Audit Committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or NYSE listing standards.

Audit Committee Responsibilities

The Audit Committee’s responsibilities include:

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Discussing with management and the independent registered public accounting firm OfficeMax’s annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements, and recommending to the board whether the annual audited financial statements should be included in OfficeMax’s Annual Report on Form 10-K;

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Discussing with management and the independent registered public accounting firm, as appropriate, earnings press releases, analyst and rating agency guidance and other financial information provided to the public;

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Recommending, for stockholder approval, the independent registered public accounting firm to examine OfficeMax’s accounts, controls and financial statements and considering whether there should be rotation of the auditor. The Audit Committee has the sole authority and responsibility to select, terminate and determine the compensation of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee and the Audit Committee is directly responsible for oversight of the work of the independent registered public accounting firm, including resolution of disagreements between Company management and the independent registered public accounting firm regarding financial reporting. The Audit Committee annually considers any partner rotation requirements. The Audit Committee meets with the independent auditor annually prior to the audit to discuss and review the scope, planning and staffing of the audit. The Audit Committee or an authorized Committee member pre-approves any audit and permitted nonaudit service provided to the company by the company’s independent auditor;

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Discussing with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management’s response, as well as OfficeMax’s risk assessment and risk management policies, including OfficeMax’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure;

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Reviewing, with the independent registered public accounting firm and management, OfficeMax’s financial reporting, accounting standards and principles and critical accounting policies and practices; significant changes in those standards, principles, policies or practices or in their application; the key accounting decisions affecting OfficeMax’s financial statements, including alternatives to, and the rationale for, the decisions made and the treatment preferred by the independent auditor; the information required to be disclosed to the company by its independent auditors and other material written communications between the independent auditor and management; and the effect of regulatory and accounting initiatives, as well as proposed off-balance-sheet structures, on the financial statements of the company;

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Reviewing and approving, if required, the following periodically with respect to the internal corporate audit staff function: (i) purpose, authority, and organizational reporting lines, (ii) the appointment, replacement, reassignment or dismissal of the senior internal audit executive, (iii) annual audit plan, budget, and staffing, (iv) internal audit charter, (v) reports on completed audits, including management response and status of audits in process and planned, (vi) any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the functions’ work; and (vii) reports of any material irregularities encountered in the course of the functions’ work or fraud regarding unauthorized access to company assets;

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Reviewing, with the chief financial officer, the controller, the senior internal audit executive, or such others as the Audit Committee deems appropriate, (i) the company’s internal system of audit, financial, and disclosure controls; (ii) the scope of the internal and independent auditors’ review of internal control over financial reporting and obtaining reports on significant findings and recommendations, together with management responses; and (iii) major issues as to the adequacy of the company’s internal controls and any special audit steps adopted in light of any significant deficiencies identified;

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Obtaining and reviewing at least annually a written report from the independent registered public accounting firm delineating: the accounting firm’s internal quality control procedures; and any material issues raised within the preceding five years by the accounting firm’s internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Audit Committee also reviews steps taken by the accounting firm to address any findings in any of the foregoing reviews;

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Assessing the external auditor’s independence and the absence of conflicts of interest, by reviewing at least annually all relationships between the independent registered public accounting firm and OfficeMax;

•	Preparing and publishing an annual committee report in OfficeMax’s proxy statement;

•	Setting policies for hiring employees or former employees of OfficeMax’s independent registered public accounting firm;

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Overseeing the Company’s ethics and compliance program by ensuring the board receives periodic reports on compliance matters and, at least annually, meeting independently with the chief compliance officer and/or the director of corporate compliance to review the ethics and compliance program and its effectiveness. In addition, the Audit Committee reviews any significant recommendations from the Company’s independent registered public accountant and internal auditors concerning ethics and compliance. Both the chief compliance officer and the director of corporate compliance have direct access to the Committee to report any matter that, in their discretion, should be brought to the attention of the Committee;

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Reviewing and investigating matters pertaining to the integrity of management, including conflicts of interest or adherence to codes of ethics as required in OfficeMax’s policies. In connection with these reviews, the Audit Committee will meet, as deemed appropriate, with the general counsel, chief compliance officer, director of corporate compliance and other OfficeMax officers and employees;

•	Establishing procedures concerning the submission, receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters;

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Discussing with management and the independent auditors any correspondence between the company and regulators or governmental agencies and any associate complaints or published reports that raise material issues regarding the company’s financial statements or accounting policies; and

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Receiving quarterly reports detailing all hedging activities and pre-approving hedging transactions or categories of hedging transactions if they constitute swaps under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Audit, Audit-Related, and Other Nonaudit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of KPMG LLP. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible nonaudit services provided by KPMG LLP.

Prior to engagement of KPMG LLP for the next year’s audit, management or KPMG LLP will submit to the Audit Committee for approval a list of services expected to be rendered during that year within each of four categories of services and related fees.

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Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only KPMG LLP can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

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Audit-Related services are for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits and special procedures required to meet certain regulatory requirements.

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Tax services include all services performed by KPMG LLP’s tax personnel except those services specifically related to the audit of the financial statements, including tax analysis, assisting with the coordination of tax-related activities, supporting other tax-related regulatory requirements and tax compliance and reporting.

•	All Other services are those services not captured in the audit, audit-related or tax categories. OfficeMax generally does not request such services from KPMG LLP.

Prior to engagement, the Audit Committee considers whether proposed services would impair KPMG LLP’s independence before approving any services within each category. The fees are budgeted and the Audit Committee requires KPMG LLP and management to report actual fees versus the budget periodically throughout the year by category of service.

During the year, circumstances may arise when it becomes necessary to engage KPMG LLP for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging KPMG LLP. To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend or modify the list of approved permissible audit and nonaudit services and fees to its chair. For informational purposes only, the chair reports any action taken pursuant to this authority at the next Audit Committee meeting. The Audit Committee believes this approach results in an effective procedure to pre-approve services to be performed by KPMG LLP.

OfficeMax did not use KPMG LLP for any of the following nonaudit services in 2010:

•	Bookkeeping or other services related to our accounting records or financial statements;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services; or

•	Legal services and expert services unrelated to the audit.

Based on its review, the Audit Committee believes that KPMG LLP’s provision of nonaudit services is compatible with maintaining its independence.

Financial Statements Recommendation

The Audit Committee is responsible for recommending to the board that OfficeMax’s audited financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2010, including discussing with KPMG LLP the:

•	Conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	Auditors’ independence, including receipt of a letter from KPMG LLP regarding its independence, as required under the applicable requirements of the Public Company Accounting Oversight Board; and

•	Management’s assessment of the effectiveness of internal control over financial reporting and KPMG LLP’s audit of the effectiveness of internal controls over financial reporting.

As the final step in this procedure, the Audit Committee reviewed the OfficeMax audited consolidated balance sheet at December 25, 2010, and its audited consolidated statement of operations, cash flows and equity for the year ended December 25, 2010, and discussed them with KPMG LLP and management.

Based on the discussions with OfficeMax’s management regarding the audited financial statements and with KPMG LLP regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in OfficeMax’s Annual Report on Form 10-K for the year ended December 25, 2010.

Audit Committee of the Board of Directors

Francesca Ruiz de Luzuriaga, Chair

Dorrit J. Bern

Warren F. Bryant

Joseph M. DePinto

William J. Montgoris

Executive Compensation Committee Interlocks and Insider Participation

Ms. Bern and Messrs. Szymanski, DePinto, Gangwal and Montgoris served on our Executive Compensation Committee during the last completed fiscal year. None of the members of our Executive Compensation Committee is now or was previously an officer or employee of the Company and none of the members was party to a related party transaction in 2010. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Executive Compensation Committee.

Executive Compensation Committee Report

The Executive Compensation Committee of the board of directors (throughout this section, the “committee”) operates under a written charter and is comprised entirely of directors meeting the independence requirements of the NYSE. The members of the committee are appointed by the board on the recommendation of the Governance and Nominating Committee and may be removed by the board in its discretion.

The board established the committee to discharge the board’s responsibilities relating to compensation of the Company’s president and chief executive officer and each of the Company’s other elected officers. The elected officers of the Company consist of all officers with a title of senior vice president and above, which includes all named executive officers. The committee has overall responsibility for approving and evaluating all compensation plans, policies and benefit programs pertaining to the president and chief executive officer and other elected officers unless they are generally applicable to all company employees.

Committee Authority and Responsibilities

•	The committee works with management to establish and periodically review the compensation philosophy and policies of the company for elected officers.

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The committee reviews trends in management compensation, oversees the development of new compensation plans pertaining to the elected officers and, when necessary, approves the revision of existing plans.

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The committee annually reviews and approves corporate goals and objectives relevant to president and chief executive officer compensation. Together with the board’s Committee of Outside Directors (including the independent chairman and lead director), the committee annually evaluates the chief executive officer’s performance in light of those goals and objectives and determines and approves the chief executive officer’s overall compensation levels based on this evaluation.

•	The committee annually reviews and approves the annual base salaries and annual incentive opportunities of the Company’s elected officers.

•	Periodically and when appropriate, the committee reviews and approves the following as they affect the president and chief executive officer and the Company’s elected officers:

•	All other incentive awards and opportunities including both cash-based and equity-based awards and opportunities;

•	Any employment agreements and severance arrangements;

•	Any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and

•	Any special or supplemental compensation and benefits.

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The committee receives periodic reports on the status of outstanding incentive awards and opportunities granted to elected officers, including both cash-based and equity-based awards and opportunities.

•	The committee receives a report at least annually regarding the risks related to the Company’s compensation plans and policies.

•	The committee receives periodic reports on the Company’s compensation programs as they affect all employees.

•	The committee is responsible for producing a committee report for inclusion in the Company’s proxy statement.

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The committee reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management. Based on this review and discussion, the committee determines whether to recommend to the board that the section be included in the Company’s Annual Report on Form 10-K or proxy statement.

•	The committee periodically reviews executive succession plans for business and staff organizations.

•	The Committee receives reports regarding the Company’s compliance with new material laws and regulations pertaining to elected officer compensation and benefits.

Committee Procedure

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The committee has the sole authority to retain and terminate any compensation consultant to be used to assist it in its duties and has sole authority to approve the consultants’ fees and the other terms and conditions of the consultants’ retention. If the committee deems a consultant independent, the consultant shall report directly to the committee, unless otherwise directed by the committee, and may not act as an adviser or consultant to the Company without the committee’s consent. The committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors as it deems appropriate.

•	The committee may form and delegate authority to subcommittees, but did not do so in 2010.

The Executive Compensation Committee has reviewed and discussed the information appearing below under the heading “Compensation Discussion and Analysis,” beginning on page 27, with management. Based on that review and discussion, the committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Executive Compensation Committee of the Board of Directors

David M. Szymanski, Chair

Dorrit J. Bern

Joseph M. DePinto

Rakesh Gangwal

William J. Montgoris

Executive Compensation

Compensation Discussion and Analysis

Overview

The Company’s named executive officers for 2010 are:

•	Ravichandra (“Ravi”) Saligram, President and Chief Executive Officer,

•	Bruce Besanko, Executive Vice President, Chief Financial Officer and Chief Administrative Officer,

•	Deborah O’Connor, Senior Vice President and Chief Accounting Officer,

•	Ryan Vero, Executive Vice President and Chief Merchandising Officer,

•	Sam Duncan, retired Chairman and Chief Executive Officer, and

•	Sam Martin, former Executive Vice President and Chief Operating Officer.

The Executive Compensation Committee (referred to as the committee in the remainder of this section) and management base their executive compensation policies and decisions with respect to our elected officers on achievement of the following objectives:

Compensation Objectives

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Create alignment between executive compensation and business performance by rewarding elected officers for the achievement of strategic and tactical goals that are intended to contribute to long-term stockholder value;

•	Attract, motivate and retain elected officers who are vital to our short- and long-term success, profitability and growth; and

•	Provide targeted overall compensation levels that are comparable and competitive to the national marketplace where we compete for talent.

In order to achieve these objectives, the committee and management have implemented a compensation program that consists of the following material components:

•	Base salary;

•	Annual performance-based incentive compensation; and

•	Long-term incentive compensation that is primarily performance-based.

We also provide certain other limited compensation and benefit plans, as well as modest perquisites. In designing the compensation programs, management and the committee placed a heavy emphasis on performance, and consequently, a substantial portion of each elected officer’s total annual compensation is “at-risk” and tied to our annual and long-term financial performance, as well as to the enhancement of stockholder value.

We describe each of these components in more detail below, including their relationship to the objectives outlined above.

Independent Consultant to the Executive Compensation Committee

The committee has the authority under its charter to directly retain compensation consultants to assist the committee. In accordance with this authority, the committee engages Frederic W. Cook & Co. (referred to in the rest of this section as Cook) as its independent outside compensation consultant to advise it on matters related to president and chief executive officer and other executive compensation. The committee has the sole authority to retain and terminate Cook. Cook only interacts with management with the express permission of the committee. In its capacity as advisor to the committee, Cook is available to meet with the committee and management when requested and regularly attends committee meetings. The services provided to the committee by Cook in 2010 included: reviewing compensation proposals prepared by management; advising on the design of incentive plans, including the structure of the plans, the selection of performance metrics and the setting of performance goals; assisting in determining the number of shares of stock approved for issuance under the OMIPP by stockholders at the 2010 annual meeting and certain related matters; advising on the design of indirect elements of the total compensation program, such as change in control severance benefits, stock ownership policy and perquisites; reviewing management’s assessment of risk arising from the Company’s compensation programs; assisting the committee to structure and negotiate Mr. Saligram’s employment agreement and ancillary agreements; assisting the committee in making changes to Mr. Duncan’s compensation; providing periodic updates on executive compensation regulatory developments, emerging trends and best practices with regard to compensation design and policy; assisting with preparation of the annual proxy statement and other matters related to disclosure of executive compensation; and reviewing an annual competitive analysis of compensation rates for the Company’s elected officers.

Management Consultant

Mr. Besanko, the Executive Vice President, Chief Financial Officer & Chief Administrative Officer, together with the senior vice president of human resources, engages consultants as needed in order to provide executive compensation recommendations, market data and calculations to management. In 2010 and in 2011 management engaged The Hay Group (referred to in the rest of this section as Hay) to conduct a survey of compensation paid by a peer group of companies (referred to in the rest of this section as the compensation survey) to provide a market-based foundation for executive compensation decisions. The 2010 compensation survey compared 2009 compensation within the peer group and the 2011 compensation survey compared 2010 compensation within the peer group.

Peer Group

The peer group for the compensation survey is reviewed and approved annually by the committee. Management, together with Hay, initially propose a peer group of companies drawn from Hay’s Retail Industry

Total Remuneration Survey. The peer group is finalized after discussions with the committee chair and the committee. The committee also consults with Cook on the composition of the peer group.

The peer group includes competitors and leading retailers that have submitted their compensation data for the prior year to Hay. Because Hay’s database is limited in the number of same-sized companies participating in the survey, companies that are smaller or larger than us are included in the peer group so that a reasonable number of companies is available for statistical analysis. The compensation data are then adjusted for company size to control for compensation differences that would arise from company size differences alone. The committee has approved the criteria set forth below to use in evaluating the companies to include in the peer group:

•	Peer competes with OfficeMax for business;

•	Peer has a similar business model to OfficeMax;

•	Peer competes with OfficeMax for talent;

•	Peer sets compensation trends in OfficeMax’s hiring market; and

•	Peer has similar revenues to OfficeMax.

The 2010 peer group included the 25 companies listed below. The same peer group was used in establishing 2011 compensation:

Ace Hardware Corporation	Gap Inc.
Advance Auto Parts, Inc.	Kohl’s Corporation
AutoZone, Inc.	Limited Brands, Inc.
Big Lots, Inc.	Meijer, Inc.
The Bon-Ton Stores, Inc.	Michaels Stores, Inc.
Collective Brands (Payless ShoeSource)	Office Depot, Inc.
Dick’s Sporting Goods, Inc.	PetSmart, Inc.
Dollar General Corporation	Ross Stores, Inc.
Dollar Tree Stores Inc.	Shopko Stores, Inc.
Family Dollar Stores, Inc.	Staples, Inc.
FedEx Office	TJX Companies, Inc.
Foot Locker, Inc.	Toys ‘R’ Us, Inc.
Williams Sonoma

Relationship Among the Different Components of Compensation

In order to ensure that elected officers are held most accountable for our performance and changes in stockholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases with increasingly higher levels of responsibility.

Management and the committee generally allocate annual target compensation for each elected officer among the components of compensation on a basis consistent with the results of the applicable compensation survey, although the total compensation paid to any individual elected officer may be above or below the median shown in the survey for that individual’s position based on his or her original terms of hire, level of responsibility, performance against annual performance goals, and considerations of fairness and comparability within the Company. Even when compensation is targeted at the median, the actual amount of total compensation paid may be above or below the median due to the level of achievement of performance targets and subsequent change in the value of the Company stock underlying awards.

Our 2010 compensation compared to the median compensation included in the 2010 and 2011 compensation surveys as follows:

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In February 2010, at the time that base salaries, annual incentive awards and long-term incentive awards were established, annual total target compensation for all named executive officers other than Mr. Saligram (who had not yet joined the Company) and Mr. Duncan (who waived his right to a long-term incentive award due to his planned retirement) was 13% to 25% below the median annual total target compensation in the 2010 compensation survey.

•	Base salaries for all named executive officers other than Mr. Saligram were at or below (up to 15%) the median base salary in the 2010 compensation survey.

•	Annual incentive award grants, at target, for all named executive officers other than Mr. Saligram were 6% to 39% below the median target annual incentive grant in the 2010 compensation survey.

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Long-term incentive award grants, at target, for all named executive officers other than Mr. Saligram and Mr. Duncan were 35% to 43% below the median target long-term incentive grant in the 2010 compensation survey, with the exception of Mr. Besanko, whose long-term incentive awards upon his hire in 2009 took him above the median.

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The total annual 2010 target compensation for Messrs Besanko, Vero and Ms. O’Connor (including 2010 base salary, annual incentive award grant and long-term award grant, together with the retention awards received by Messrs. Besanko and Vero in August 2010, the increase in the annual incentive award grant, at target, received by Mr. Besanko in July 2010 and the performance award received by Ms. O’Connor in October 2010) resulted in total annual target compensation that was 5% to 46% below the median annual total target compensation in the 2011 compensation survey.

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Mr. Saligram’s 2010 annual total target compensation was above the peer group median in the 2011 compensation survey due to the equity grants he received upon the commencement of employment. See “2010 Named Executive Officer Compensation” on page 39 for a description of the grants. His base salary was below the median in the 2011 compensation survey due to the fact that he is a first-time chief executive officer.

The committee annually consults with Cook to ensure that the Company’s elected officer compensation program supports strategic objectives related to attraction and retention of critical talent, alignment of management interests with those of stockholders, and overall affordability from cost and share dilution perspectives. In addition to the considerations described in the description of each component below, management and the committee are also guided by the compensation survey in deciding between the types of awards available in our annual and long-term incentive compensation programs. We believe that each component of our compensation program serves an important role, and that together these components combine to enable us to attract and retain talented management, provide management with appropriate incentives to continuously improve the Company’s performance, and reward improvement as it occurs.

We believe that our base salaries are appropriate given the challenging macroeconomy and business environment and that our bonus plans emphasize performance-based compensation. We provide our elected officers the opportunity to significantly increase their annual cash compensation through our annual incentive program by improving the Company’s performance in financial areas relevant to the Company on an annual basis. We also expect that as those yearly improvements are maintained and built upon, the Company’s stock price will reflect these improvements, and we therefore use equity awards to reward the long-term efforts of management. These equity awards serve the additional purpose of increasing the ownership stake of our management in the Company and further aligning their interests with those of our other stockholders.

Base Salary

Overview

Generally, base salaries represent the only fixed, cash portion of our elected officers’ total direct compensation. Salary is paid to ensure that we are able to attract and retain the talent necessary to lead our Company and to ensure that sufficient fixed income is provided even when variable compensation programs pay out below target (or not at all), thereby mitigating any incentive for executives to assume overly risky business strategies.

Salary Ranges and Grades and Initial Salaries

The committee and management annually review the salary range and grade for each elected officer position, referring to the compensation survey to provide insight into appropriate levels. Cook provides independent data as requested by the committee. The midpoint of a salary range represents the approximate median salary for equivalent positions at the peer group companies after adjusting for differences in job content, including company size, market cap, business complexity and responsibilities of the roles compared to similar jobs in the market. The committee and management also make comparisons to similar OfficeMax positions in circumstances where the executive position does not exist in the peer group or when insufficient data is gathered on the position in the compensation survey. When initially establishing an elected officer’s salary, the committee generally chooses an amount relative to the midpoint that is appropriate given relevant experience and expertise and employment market conditions at the time of election. The midpoint, or median, is a useful reference because it enables the Company to attract high quality talent while ensuring a fixed-cost structure that is appropriate but not above-market. For the above reasons as well as our salary freeze in 2009 and recent challenging macroeconomic conditions resulting in a restricted budget for salary increases, all named executive officer 2010 salaries were below the median for the peer group based on the 2011 compensation survey.

Annual Base Salary Review

Annually, Mr. Besanko, the Executive Vice President, Chief Financial Officer & Chief Administrative Officer, together with the senior vice president of human resources, recommend a salary for each elected officer (except for the president and chief executive officer). With respect to elected officers reporting directly to the president and chief executive officer, the compensation survey information and recommended salaries are presented to the chief executive officer. With respect to elected officers not reporting directly to the president and chief executive officer, the process is the same except the supervising elected officer reviews and provides input to the senior vice president of human resources prior to presenting the recommended salaries to the president and chief executive officer. After reviewing this information, the president and chief executive officer may make modifications based on his own assessment of individual performance and then makes salary recommendations to the committee. Cook is present at the committee meeting to provide input on the salary recommendations. The committee approves the base salary for each of the named executive officers and all other elected officers.

In setting base salaries for any year, the committee may consider some or all of the following: the Company’s aggregate budget for salary increases, the penetration of an elected officer’s salary into his or her salary range, compensation survey data, the elected officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The committee also reviews and may adjust salaries at the time of promotions or other significant increases in executive responsibilities.

The president and chief executive officer’s base salary is established in the same way as it is for other elected officers, except that no recommendation is made by management with respect to his compensation. The president and chief executive officer annually provides the committee and the Committee of Outside Directors with his goals and priorities or strategies for the upcoming fiscal year. The Committee of Outside Directors provides the president and chief executive officer with an annual performance review, which includes consideration of the financial performance of the Company for the year. The committee joins the Committee of Outside Directors when it conducts this review so that it can take the results into consideration when it sets the president and chief executive officer’s compensation for the upcoming year.

Base salaries for all named executive officers are set forth below under “2010 Named Executive Officer Compensation” on page 39 and in the “Summary Compensation Table” on page 48.

Annual Incentive Compensation (Cash Bonus)

Overview

The committee establishes annual incentive compensation in the form of cash bonuses in order to tie a significant portion of annual compensation to the Company’s annual financial performance. These awards are issued under the OMIPP, which was approved by our stockholders. Each year the committee also establishes objective financial performance criteria that must be met by the Company in order for bonuses to be paid (establishing minimum, target and maximum payout levels for each type of performance criteria), a bonus target for each elected officer that is expressed as a percentage of salary, and other terms and conditions of awards under the bonus program. Each of these components is described below.

The committee typically approves annual incentive bonus criteria in February of each year in order to comply with the provisions of Section 162(m) of the Internal Revenue Code (referred to in the rest of this section as Section 162(m)). Compliance with Section 162(m) allows the awards to qualify as “performance-based” compensation and allows the awards granted to our named executive officers employed at the end of our fiscal year (other than Mr. Besanko, our Executive Vice President, Chief Financial Officer & Chief Administrative Officer, whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any named executive officer exceeds $1 million for any fiscal year.

In order to receive an award or payout under the award agreements between the Company and Messrs. Besanko, Vero, Duncan and Martin and Ms. O’Connor, the officer must have been employed by the Company no later than September 30, 2010, must have been employed by the Company at the time of award payment (subject to exceptions in certain circumstances including some involuntary terminations; death; disability; or retirement or, in Mr. Duncan’s case, termination of his employment by the Company prior to December 31, 2010) and must not have been performing at an unsatisfactory performance level. In order for Mr. Saligram to receive an award or payout under his award agreement, he must have been employed by the Company at the time of award payment (subject to exceptions in certain circumstances including some involuntary terminations, death, disability, retirement or in the event of termination of his employment by the Company without Cause or by Mr. Saligram for Good Reason, each as defined in his Employment Agreement). In the event of a change in control, as defined in the award agreements, the vesting of the awards could have accelerated under certain circumstances described in all award agreements.

Performance Criteria That Must Be Met Before Bonuses Are Paid

As a condition of payment of an award under the program, the Company’s 2010 net income from continuing operations available to common shareholders excluding special items included in Company earnings releases in 2010 (“2010 Net Income”) had to be positive and the Company had to achieve a minimum earnings from continuing operations before interest and taxes (“2010 EBIT”) threshold for 2010. If the two threshold requirements were met, then the amount of the award actually earned depended on achievement of three performance metrics during 2010. The three metrics were weighted equally to ensure a balanced focus on achievement of each goal. To align the program with the strategic direction of the Company, the committee chose to use (i) the Company’s 2010 EBIT; (ii) the ratio of the Company’s operating profit to gross sales or revenues less returns, allowances, rebates and coupons (“2010 Net Sales”) for 2010 (“2010 Return on Sales”); and (iii) the percentage change in overall 2010 Net Sales for the Company, adjusted for store closures, store openings, business acquisitions, business divestitures and changes in fiscal periods, and excluding the impact of foreign exchange rates (“2010 Same Location Sales Growth”). No named executive officer’s annual incentive award required accomplishment of individual performance measures. Assuming that the Company had positive 2010 Net Income and attained the minimum 2010 EBIT threshold, if the Company’s 2010 financial performance equaled or exceeded the minimum target under any of the three other metrics, elected officers would receive a payout based upon the level of Company performance against the metrics. In that event, the minimum payout to any named executive officer would be 25% of his or her target award and the maximum payout would be 225% of his or her target award.

Net Income, EBIT and Return on Sales were selected because they reinforce the objective of increasing our overall profitability and the committee considers them highly indicative of our success in executing our strategic and tactical plans. Although these targets depended on producing profitable sales, they were considered more motivating to our associates and more aligned with stockholders’ interests than a pure sales target given the uncertainty in macroeconomic conditions in 2010 and the uncontrollable nature of sales in such an environment. In order to emphasize the continuing importance of increasing sales in both the Contract and Retail groups, the committee also chose the Same Location Sales Growth target. The performance criteria and targets were intended to motivate and reward elected officers to strive for continued financial improvement for the Company, consistent with increasing stockholder value. The level of difficulty of attaining the 2010 EBIT target was significantly higher than the 2009 EBIT target in order to ensure that an increased level of financial performance was necessary to fund the payout. The level of EBIT achieved in 2009 was used as the minimum payout threshold for the 2010 EBIT target. Achievement of all performance criteria at target was dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs and offset the effect of economic conditions and the successful execution of new initiatives arising from the Company’s five-year growth plan. The committee has the authority to determine whether to include special one-time or extraordinary gains or losses in the calculation of the performance criteria when determining whether the criteria have been met, and excluded those disclosed by the Company in its 2010 earnings releases in the calculation of awards in 2010.

Target Bonus Opportunities

The committee annually establishes a target bonus opportunity for each elected officer. Target bonus opportunities are expressed as a percentage of the elected officer’s base salary. In 2010, target bonus percentages for all named executive officers other than Mr. Saligram and Mr. Besanko were identical to the 2009 target bonus percentages and ranged from 45% to 100% of base salary, depending on position. In establishing target bonus opportunities, the committee may consider some or all of the following: compensation survey data, the Company’s aggregate budget for annual incentive compensation, the elected officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The committee also reviews and may adjust the target bonus percentage at the time of promotions or other significant increases in executive responsibilities.

Depending on the achievement of the objective performance criteria, an elected officer’s actual payout is typically either above or below the targeted amount due to the level of achievement of performance targets. The maximum potential award for any participant, including the named executive officers, was 225% of target award opportunity. The committee has the discretion to reduce or eliminate an award regardless of whether the performance goals applicable to the elected officer’s bonus have been achieved. The committee did not exercise this discretion for 2010. The bonus opportunity for each named executive officer is set forth below under “2010 Named Executive Officer Compensation” on page 39 and the threshold, target and maximum awards for each named executive officer are contained in the table “Grants of Plan-Based Awards for Fiscal Year Ended December 25, 2010” on page 52.

Actual Payments Made Under Plan

In 2010, the Company’s financial performance resulted in a payout under the program at 143% of target. Information on the achievement of each target is shown in the chart below. The amount of the bonus received by each named executive officer can be found in column (g) of the Summary Compensation table.

2010 Annual Incentive Plan

Threshold Criteria	Minimum Threshold	Financial Performance Against Minimum Threshold Requirement
2010 Net Income	Positive	$77.3 million
Minimum 2010 EBIT	$63 million	$160.5 million

Performance Criteria	Target	Financial Performance Against Performance Criteria
2010 EBIT	$84.5 to $91.5 million	$160.5 million
2010 Return on Sales	1.14% to 1.24%	2.24%
2010 Same Location Sales Growth	0.5%	(2.28)%

2011 Annual Incentive Plan

On December 7, 2010, the committee approved the design of the 2011 annual incentive plan. The Company’s 2011 Net Income (calculated in the same manner as 2010 Net Income) must be positive in order for a payout to be made on plan awards. If 2011 Net Income is positive, the amount of payout actually earned will depend on the Company’s achievement of three performance metrics, each weighted as indicated below: (i) the Company’s 2011 net sales, excluding the impact of foreign currency exchange-rate fluctuation (“2011 Net Sales”), assigned a weighting of 40%; (ii) the Company’s 2011 EBIT (calculated in the same manner as 2010 EBIT and excluding the impact of foreign currency exchange-rate fluctuation (“2011 EBIT less FX”)), given a weighting of 30%; and (iii) the Company’s 2011 EBIT less FX divided by 2011 Net Sales (“2011 Return on Sales”), given a weighting of 30%. The impact of foreign currency exchange-rate fluctuation was explicitly excluded from the calculation of 2011 EBIT and 2011 Return on Sales to eliminate the impact of influences outside of participant control. If 2011 Net Income is positive and the Company’s 2011 financial performance equals or exceeds the minimum target for any of the metrics, a participant will receive a payout based upon the level of performance against the metrics, with the maximum payout capped at 225% of a participant’s target award. In order to focus participants even more on profitable sales growth, 2011 Net Sales was added at a 40% weighting.

On February 9, 2011, the committee approved the form of the 2011 annual incentive award agreement Under the 2011 award agreement, to receive an award and payment, a participant must be employed by the Company a minimum of 90 days during the award period, must be employed by the Company at the time of award payment (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement), and must not be performing at an unsatisfactory performance level. In the event of a change in control, as defined in the award agreement, the vesting of the award may accelerate under certain circumstances described in the agreement.

Long-Term Incentive Compensation (Equity Awards)

Overview

The committee annually grants long-term equity awards in order to serve several compensation objectives. First, the committee believes that equity awards, in tandem with our executive stock ownership guidelines described below, encourage ownership of our common stock by elected officers, which aligns the interests of those officers with those of our stockholders. In addition, the vesting provisions applicable to the awards help retain elected officers and reward the achievement of long-term business objectives that benefit our stockholders. The committee believes that performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The committee intends to continue to align the metrics for future long-term incentive compensation programs with our strategic and tactical goals as they evolve.

These awards are issued under the OMIPP, which was approved by our stockholders. The OMIPP permits the grant of various types of awards, which allows the committee to choose awards they believe will provide competitive long-term incentive compensation.

Annually, the committee approves the design of the long-term incentive program for the upcoming year. Management discusses the initial program elements prior to presenting them to our president and chief executive officer for further review and recommendation to the committee. This includes the type of equity award to be granted as well as the aggregate size of the awards for elected officers. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that may apply, the committee considers the strategic goals of the Company, trends in corporate governance, accounting impact, tax-deductibility, the Company’s aggregate budget for long-term incentive compensation, cash flow, the impact on the Company’s earnings per share and the number of shares of stock that would be required to be allocated. Throughout the process, Cook is informed and provides ongoing feedback to the committee and management (at the committee’s request).

After consideration of the long-term incentive award data presented in the compensation survey, the committee approves long-term incentive award targets for the elected officers for the upcoming fiscal year. The committee generally aligns the award target for each elected officer with the median rate for equivalent positions at peer group companies. The committee may also consider some or all of the following: the elected officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The committee also reviews and may adjust the target long-term incentive award at the time of promotions or other significant increases in executive responsibilities. An elected officer’s actual vested number of shares of Company stock is likely to be either above or below the targeted amount if the award is performance-based.

In general, the committee grants long-term incentive compensation awards one time per year, typically in February, in order to comply with the provisions of Section 162(m). The grant date for all securities other than those granted to a newly-hired elected officer is the date on which the grant is approved by the committee. Under the OMIPP, grants may not be made to non-employees. As a result, the grant date for a security granted to a newly-hired elected officer is the date on which the officer commences employment rather than the date on which the committee approves the grant.

2010—Type of Equity Granted and Performance Metrics

For 2010, management recommended and the committee approved an award for each elected officer comprised of 40% performance-based RSUs and 60% nonqualified stock options. More options were granted than RSUs because options allow us to maximize the shares of stock we have available under the OMIPP. The performance-based restricted stock unit (“RSU”) grants were designed to support the Company’s strategic plan and both the RSU grants and the option grants reward elected officers for generating improved financial performance and increasing the Company’s stock price. In addition, the performance-based RSUs support our financial efficiency objectives as they are tax deductible under Section 162(m) and their cost is variable and only incurred to the extent operating goals are achieved. Options, which have no value unless stock price increases, further support our stockholder alignment objectives.

In order for any portion of the RSUs to vest, the sum of the Company’s 2010 Net Income and 2011 Net Income (calculated in the same manner as 2010 Net Income) must be positive and the sum of the Company’s 2010 EBIT and 2011 EBIT (calculated in the same manner as 2010 EBIT) must equal a threshold value. Net Income and EBIT were chosen as threshold metrics here and in the annual incentive grant because meeting them ensures that the Company is profitable before any incentive is paid. Subject to these conditions, the amount of the first half of the award that vests on February 11, 2012, will depend upon the achievement of a 2010 EBIT minimum target and the amount of the second half of the award that vests on February 11, 2013, will depend upon the achievement of a 2011 EBIT minimum target. This represented a change from the Adjusted EBIT target applied to our long-term incentive grants in 2009. The two-year performance period was chosen to emphasize long-term performance but also to take into consideration the difficulty of setting goals over a longer period due to the volatility of the macroeconomy. The level of difficulty of attaining the 2010 and 2011 EBIT targets was intended to be consistent with the level of difficulty required to reach the 2009 long-term incentive targets. Achievement of the 2010 target was dependent on the successful execution of numerous initiatives designed to increase efficiency and reduce costs and successful execution of new initiatives arising from the Company’s five-year growth plan. In 2010, no named executive officer’s long-term incentive required accomplishment of individual performance measures.

Determination of Award Size

Annually, the committee establishes a target long-term incentive award for each elected officer. The committee approved a larger aggregate long-term incentive award value for 2010 than in 2009, due to the Company’s improved financial results and due to considerations of the total compensation of named executive officers relative to the median of the peer group. This resulted in larger incentive awards for the named executive officers, although all named executive officers in a certain salary grade received an award with an identical value. The executive’s actual payout can vary from the targeted amount depending on the level of the achievement of the performance goal applied to the RSU awards, as well as changes in the value of the shares of stock underlying the grant that occur between the grant date and payout. The maximum potential RSU award for any participant, including the named executive officers, was 150% of the target RSU award.

The long-term incentive awards granted to our named executive officers are listed below under “2010 Named Executive Officer Compensation” on page 39 and the threshold, target and maximum awards for the performance-based RSUs granted to each of our named executive officers are listed in the “Grants of Plan-Based Awards for Fiscal Year Ended December 25, 2010” table on page 52.

2010 Performance-Based RSUs

Forty percent of the long-term incentive award for each elected officer consists of performance-based RSUs. One half of the award is dependent on performance against a 2010 EBIT target and the other half is dependent on performance against a 2011 EBIT target, each of which were specified at the time the awards were granted in February 2010. The payout for each half of the award ranges from 50% to 150% of the target award depending on actual 2010 and 2011 EBIT, respectively. However, in the event that EBIT falls below a threshold level in either year, the half of the award attributable to that year is forfeited in full. In addition, if the Company does not have positive net income or the Company fails to achieve a threshold level of cumulative 2010 and 2011 EBIT for the two-year period, the entire award opportunity is forfeited regardless of the results in each year.

The form of the award agreement provides that elected officers must have been employed by the Company for six months in the performance period and must be employed by the Company on the date of vesting in order for the units to vest (subject to exceptions in certain circumstances including involuntary termination in a situation qualifying the participant for severance, death, disability or retirement). RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights with respect to the RSUs until the RSUs vest, at which point they would receive dividends if declared on our common stock.

2010 Options

Sixty percent of the long-term incentive award for elected officers consists of an option to purchase shares of our common stock. The exercise price of the options is $14.52, the closing price of our common stock on February 11, 2010. One-third of each option will vest on each of the first three anniversaries of the grant date for those elected officers who are employed with the Company on the vest date and each option will expire in seven years.

Pursuant to the terms of the option agreement, if an elected officer terminates employment with the Company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if an elected officer is terminated for disciplinary reasons, as defined in our severance policy, the option, including any vested portion, will immediately be cancelled. The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date, one year after an elected officer terminates employment as a result of retirement, death, or disability or three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash.

Both Types of Awards

In the event of a change in control, as defined in the RSU agreements and option agreements, the vesting of the security may accelerate under certain circumstances described in the agreement. The award agreements include nonsolicitation and noncompete covenants that state that, beginning on the award date and ending one year after terminating employment with the Company, the elected officer will not (i) employ or solicit for employment any person who is, or was within six months prior to the elected officer’s termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which an elected officer had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the Company. If a participant violates his or her nonsolicitation and noncompetition covenants under the RSU award agreement, then the participant’s unvested RSUs and shares of Company common stock paid to the participant upon vesting of RSUs will be forfeited.

2009 Long-Term Incentive Plan; Award of Performance-Based RSUs; Actual Results Compared to Performance Metric

Performance-Based RSUs – 2009 Grant Results

Threshold Criteria	Minimum Threshold	Financial Performance Against Minimum Threshold Requirement
2-year cumulative EBIT (2009 and 2010)	$64 million	$223.5 million
Net Income—2009	Greater than zero	$18.6 million
Net Income –2010	Greater than zero	$77.3 million

Performance Criteria	Target	Financial Performance Against Performance Criteria	Percentage Payout
2009 Adjusted EBIT (1st tranche)	$43.6 million - $93.6 million	$120.7 million	119.6%
2010 Adjusted EBIT (2nd tranche)	$33.0 million - $82.9 million	$209.7 million	150.0%

2011 Long-Term Incentive Plan

On December 7, 2010, the committee approved the design of the 2011 Long-Term Incentive Plan under the OMIPP. Under the plan, elected officers will receive an award that is comprised of 40% performance-based RSUs and 60% options. On February 9, 2011, the committee approved the form of the award agreements for awards granted under the Company’s 2011 Annual Long-Term Incentive Plan.

2011 Performance-Based RSUs

Forty percent of the long-term incentive award for each elected officer will consist of performance-based RSUs. In order for any portion of the RSUs to vest, the sum of the Company’s 2011 Net Income and 2012 Net Income (calculated in the same manner as 2011 Net Income) must be positive and the sum of the Company’s 2011 EBIT less FX and 2012 EBIT less FX (calculated in the same manner as 2011 EBIT less FX) must equal a threshold value. Subject to these conditions, one half of the award will vest in 2013. The amount of the award that vests will depend upon achievement of a 2011 EBIT less FX minimum target, with the maximum award equal to 150% of the target award. The remaining half of the award will vest in 2014, also subject to the conditions described above. The amount of the award that vests will depend upon achievement of a 2012 EBIT less FX minimum target, with the maximum award equal to 150% of the target award. Awards are paid in shares of Company common stock.

The RSU portion of a participant’s 2011 LTI Award is granted pursuant to the 2011 Restricted Stock Unit Award Agreement—Performance-based (the “2011 RSU Agreement”). The form of 2011 RSU Agreement provides that a participant must be employed by the Company on the vesting date in order for the RSUs to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement). RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the 2011 RSU Agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. In addition, if a participant retires or resigns and within six months thereafter the Company determines that the participant’s conduct prior to retirement or resignation warranted termination for disciplinary reasons (as defined in our severance policy), then any RSUs, including any vested portion, will immediately be forfeited and cancelled and the Company may recover from the participant the value at the time of the determination, of the shares paid to participant upon vesting of RSUs, or if such shares were already disposed of, the value of such shares at the time of disposition.

The 2011 RSU Agreement includes nonsolicitation and noncompetition covenants that state that, beginning on the award date and ending one year after terminating employment with the Company, the participant will not (i) employ or solicit for employment any person who is, or was within six months prior to the participant’s termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which the participant had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the Company. If a participant violates his or her nonsolicitation and noncompetition covenants, then the participant’s unvested RSUs and shares of Company common stock paid to the participant upon vesting of RSUs will be forfeited and the Company may recover from the participant the value of any such shares at the time of the violation, or, if such shares were disposed of prior to the violation, the value of such shares at the time of disposition.

2011 Options

Sixty percent of the long-term incentive award for each elected officer will consist of an option to purchase shares of our common stock an at exercise price of $16.86. The stock option portion of an award is granted pursuant to the form of 2011 Nonqualified Stock Option Award Agreement (the “2011 Option Agreement”). Pursuant to the 2011 Option Agreement, one-third of each option will vest on each of the first three anniversaries of the grant date for those participants who are employed with the Company on the applicable vest date, and each option will expire on the seventh anniversary of its grant date.

The 2011 Option Agreement provides that if a participant terminates employment with the Company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if a participant is terminated for disciplinary reasons (as defined in our severance policy), then the option, including any vested portion, will immediately be cancelled. In addition, if a participant retires or resigns and within six months thereafter the Company determines that the participant’s conduct prior to retirement or resignation warranted termination for disciplinary reasons, then the option, including any vested portion, will immediately be cancelled and the Company may repurchase from the participant, at the exercise price, the shares acquired by the participant under the 2011 Option Agreement, or, if the participant no longer owns the shares, the Company may recover the gross profit earned by the participant from the exercise and disposition of such shares.

The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date, one year after a participant terminates employment as a result of retirement, death, or disability and three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash. In the event of a change in control, as defined in the 2011 Option Agreement, the vesting of the options may accelerate under certain circumstances described in the agreement. The 2011 Option Agreement includes nonsolicitation and noncompetition covenants that state that, beginning on the award date and ending one year after terminating employment with the Company, the participant will not (i) employ or solicit for employment any person who is, or was within six months prior to the participant’s termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which a participant had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the Company. If a participant violates his or her non-solicitation and noncompetition covenants, then the option, including any vested portion, will immediately be cancelled and the Company may repurchase from the participant shares acquired by the participant under the 2011 Option Agreement, at the fair market value of the shares on the exercise date, or, if the participant no longer owns the shares, the Company may recover the gross profit earned by the participant from the exercise and disposition of such shares.

2010 Named Executive Officer Compensation

Mr. Saligram

On October 13, 2010, Mr. Saligram was elected Chief Executive Officer, President and Director of the Company effective November 8, 2010. Unlike our other named executive officers (with the exception of Mr. Duncan), Mr. Saligram has an Employment Agreement (the “Employment Agreement”) that became effective November 8, 2010 (the “Effective Date”). The Employment Agreement establishes the majority of Mr. Saligram’s compensation terms beginning on the Effective Date and ending on November 7, 2013. The terms of Mr. Saligram’s Employment Agreement are described below under “Additional Chief Executive Officer Agreements” on page 41.

Base Salary:    Pursuant to his Employment Agreement Mr. Saligram received a base salary at the annualized rate of $900,000 in 2010 for the portion of the year in which he was employed by the Company. This salary was below the median compensation for the chief executive officers of the peer companies included in the compensation survey because Mr. Saligram is a first-time chief executive officer. In 2011, due to his recent date of employment, his salary will remain the same.

Annual Incentive Compensation (Cash Bonus):    Pursuant to his Employment Agreement, Mr. Saligram’s annual bonus target must equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year, with a maximum potential award not less than 200% of target cash incentive level. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2010, Mr. Saligram received a pro-rated annual incentive award on substantially the same terms as the awards granted to the Company’s other executive officers on February 11, 2010. For 2011, Mr. Saligram’s bonus target has again been set at 100% of base salary.

Long-Term Incentive Awards:    In 2010, Mr. Saligram did not receive a grant under the Company’s normal, annual long-term incentive award program because he was not employed at the date such awards were made. For 2011, Mr. Saligram received a grant under the long-term incentive award program on the same terms as the Company’s other executive officers with a target value of $2,999,957, consisting of 71,170 RSUs and an option to purchase 204,920 shares. The amount of Mr. Saligram’s 2011 award was below the median for our peer companies and reflects his short tenure as a chief executive officer.

Other Compensation:    Mr. Saligram’s Employment Agreement is discussed below under “Additional Chief Executive Officer Agreements” on page 41. Mr. Saligram was awarded a cash sign-on bonus of $250,000, a prorated annual incentive plan award on substantially the same terms as those granted to the Company’s other executive officers, options to purchase 975,000 shares of our common stock and 125,000 RSUs at his commencement of employment. These awards were intended to replace compensation he forfeited upon resignation from his prior employer, serve as an inducement to join our Company, and closely align his interests with stockholders. The terms applicable to the cash sign-on bonus and the 2010 annual incentive award are described below under “Additional Chief Executive Officer Agreements—Bonuses” on page 42. The terms applicable to the RSUs and stock options are discussed under “Grants of Plan-Based Awards” beginning on page 52.

Mr. Besanko

Base Salary:    Mr. Besanko received a 3% salary increase to $592,300 for 2010. In 2011, he again received a 3% salary increase to $610,069. Three percent was the standard merit increase budgeted for Company associates in both 2010 and 2011.

Annual Incentive Compensation (Cash Bonus):    For 2010, Mr. Besanko’s annual bonus target was initially set at 55% of his annual base salary, reflecting the terms of his offer letter. On July 29, 2010, the committee increased Mr. Besanko’s annual incentive target from 55% to 65% to reflect additional duties he was assigned. The new target applied on a pro rata basis. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2011, his annual incentive target will remain at 65%.

Long-Term Incentive Awards:    In 2010, Mr. Besanko received a long-term incentive award with a target value of $556,349, consisting of 15,326 RSUs and an option to purchase 48,914 shares. Mr. Besanko received the same long-term incentive award as other officers in his salary grade. For 2011, he received a long-term incentive award with a target value of $556,337, consisting of 13,200 RSUs and an option to purchase 38,000 shares.

Other Compensation:    Other compensation received by Mr. Besanko in 2010 is discussed in the Summary Compensation Table on page 48. In addition, in 2010 the committee granted a retention award of 66,881RSUs to Mr. Besanko in order to retain him while the chief executive officer search was ongoing and significant change was occurring in senior management. The terms applicable to these RSUs are discussed under “Grants of Plan-Based Awards” beginning on page 52.

Ms. O’Connor

Base Salary:    Ms. O’Connor received a 4% salary increase to $312,000 for 2010. In 2011, Ms. O’Connor received a 4.5% salary increase to $326,040. Ms. O’Connor’s increase was larger than the standard three percent associate increase, reflecting her outstanding contributions to the finance group in 2009 and 2010.

Annual Incentive Compensation (Cash Bonus):    For 2010, Ms. O’Connor’s annual bonus target was required to equal at least 45% of her annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of her initial offer letter. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2011, her annual incentive target will remain at 45%.

Long-Term Incentive Awards:    In 2010, Ms. O’Connor received a long-term incentive award with a target value of $201,204, consisting of 5,543 RSUs and an option to purchase 17,690 shares. Ms. O’Connor received the same long-term incentive award as other officers in her salary grade. For 2011, she received a long-term incentive award with a target value of $250,012, consisting of 5,930 RSUs and an option to purchase 17,080 shares.

Other Compensation:    Other compensation received by Ms. O’Connor in 2010 is discussed in the summary compensation table on page 48. In addition, the committee granted a performance award in 2010 to Ms. O’Connor of 14,597 RSUs. The terms applicable to these RSUs are discussed under “Grants of Plan-Based Awards” beginning on page 52.

Mr. Vero

Base Salary:    Mr. Vero received a 3% salary increase to $549,546 for 2010. In 2011, he again received a 3% salary increase to $566,032. Three percent was the standard merit increase budgeted for Company associates in both 2010 and 2011.

Annual Incentive Compensation (Cash Bonus):    The 2010 annual bonus target for Mr. Vero (55% of base salary) was established based on the median short-term award granted by our peers as reflected in prior compensation surveys. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee. For 2011, his target bonus remained at 55% of base salary.

Long-Term Incentive Awards:    Mr. Vero received a long-term incentive award with a target value of $556,342, consisting of 15,326 RSUs and an option to purchase 48,914 shares. Mr. Vero received the same long-term incentive award as other officers in his salary grade. For 2011 he received a long-term incentive award with a target value of $456,922, consisting of 10,840 RSUs and an option to purchase 31,210 shares.

Other Compensation:    Other compensation received by Mr. Vero in 2010 is discussed in the summary compensation table on page 48. In addition, in 2010, the committee granted a retention award of 62,054 RSUs to Mr. Vero to retain him while the chief executive officer search was ongoing and significant change was occurring in senior management. The terms applicable to these RSUs are discussed under “Grants of Plan-Based Awards” beginning on page 52.

Mr. Duncan

Current Status: Retired.    On November 7, 2010, Mr. Duncan resigned as Chief Executive Officer, President, Chairman of the Board, and Director of the Company, but continued as an employee of the Company in the capacity of special advisor to the chief executive officer and president until his retirement on February 28, 2011.

Base Salary:    Mr. Duncan agreed not to receive a salary increase in 2010 due to his planned retirement early in 2011. His 2009 salary of $1,030,000 continued to apply in 2010.

Annual Incentive Compensation (Cash Bonus):    Mr. Duncan’s annual bonus target was required to equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of his Transition and Retirement Agreement, described under “Estimated Termination Benefits—Mr. Duncan” on page 63. Actual bonus payments, if any, are not guaranteed and depend on performance against goals specified by the committee.

Long-Term Incentive Awards:    As a result of his planned retirement, Mr. Duncan voluntarily waived his right to a 2010 long-term incentive grant.

Mr. Martin

Current Status:    Resigned. Effective July 21, 2010, Mr. Martin resigned from the Company.

Base Salary:    Mr. Martin had received a 3% salary increase, which, had he continued employment with the Company would have resulted in an annual salary of $659,200.

Annual Incentive Compensation (Cash Bonus):    In 2010, Mr. Martin’s annual bonus target was required to equal at least 70% of his annual base salary in effect at the beginning of the applicable fiscal year pursuant to the terms of his initial offer letter. Upon his resignation, Mr. Martin forfeited his 2010 annual incentive award.

Long-Term Incentive Awards:    In 2010, Mr. Martin received a long-term incentive award with a target value of $1,001,326, consisting of 27,585 RSUs and an option to purchase 88,036 shares. Mr. Martin received the same long-term incentive award as other officers in his salary grade. Upon his resignation, Mr. Martin forfeited his 2010 long-term incentive award.

Additional Chief Executive Officer Agreements

Employment Agreement—Mr. Saligram

On October 13, 2010, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Saligram to serve as the Company’s Chief Executive Officer and President effective November 8, 2010 (the “Effective Date”). The Employment Agreement was intended to induce Mr. Saligram to join the Company and set forth the terms and conditions of his employment.

Term.    The term of the Employment Agreement commenced on the Effective Date and will end on November 7, 2013 (the “Term”). On November 8, 2013, and on each anniversary thereof, the Term will automatically extend for an additional one-year period, unless either party gives the other party at least 90 days prior written notice of non-renewal.

Director.    As of the Effective Date, the Company was required to cause Mr. Saligram to be elected to the Board. Thereafter, while he is employed during the Term, the Company will cause Mr. Saligram to be included in the slate of persons nominated for election annually. In the event that his employment with the Company is terminated, Mr. Saligram will promptly resign from the Board.

Base Salary.    During the Term, Mr. Saligram will receive an annual base salary of $900,000, payable in accordance with the Company’s regular payroll practices for senior executives, subject to periodic review by the committee for possible increase.

Bonuses.    Mr. Saligram is eligible for the following bonuses:

•

Sign-On Bonus and Clawback.    Fourteen days after the Effective Date, the Company paid Mr. Saligram a cash sign-on bonus of $250,000 intended to replace compensation Mr. Saligram Forfeited upon resignation from his prior employer and as an inducement to join our Company. If Mr. Saligram terminates employment with the Company without Good Reason (as defined in the Employment Agreement) within 12 months of the Effective Date, the sign-on bonus must be repaid to the Company.

•

Annual Incentive Award.    During the Term, Mr. Saligram will participate in the Company’s annual cash incentive compensation plans. Mr. Saligram’s annual target cash incentive opportunity will equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year, with a maximum potential award not less than 200% of target cash incentive level. Payments, if any, are dependent on performance versus goals specified by the committee for each year. For 2010, Mr. Saligram received a pro-rated annual incentive award on substantially the same terms as those granted to the Company’s other executive officers.

Initial Equity Grants.    On the Effective Date, Mr. Saligram was granted a seven-year nonqualified option to purchase 375,000 shares of the Company’s common stock, an additional seven-year nonqualified option to purchase 600,000 shares of the Company’s common stock, and 125,000 RSUs. These awards are described in detail under “Grants of Plan-Based Awards” on page 52.

Other Long-Term Incentive Compensation.    Beginning in 2011 and annually thereafter while Mr. Saligram is employed during the Term, the Company will grant Mr. Saligram a long-term incentive award consistent with the form and mix provided to the other senior officers of the Company as described under “Long-Term Incentive Compensation (Equity Awards)” on page 34.

Employee Benefits.    During the Term, Mr. Saligram will be entitled to participate in the Company’s retirement plans, its fringe benefit and perquisite programs and welfare benefits plans and programs on the same terms as other senior officers of the Company.

Other Benefits.    Mr. Saligram received certain other specific benefits under his Agreement, including:

•

Relocation.    Mr. Saligram will be provided with relocation benefits consistent with the Company’s relocation policy, except as indicated, for expenses incurred in connection with his relocation to the greater Chicago, Illinois area. Mr. Saligram’s relocation benefit differs from the standard policy in that he will not be required to repay the relocation expenses to the Company if he terminates employment for Good Reason, as defined in his Employment Agreement.

•

Change in Control Agreement.    On the Effective Date, Mr. Saligram and the Company entered into a change in control agreement (the “Change in Control Agreement”). A description of the form of Change in Control Agreement can be found under “Change in Control Agreements” on page 60. If Mr. Saligram’s employment is terminated under circumstances entitling him to severance benefits under the Employment Agreement and the Change in Control Agreement, the severance payments due under the Employment Agreement will be offset by similar payments and benefits provided under the Change in Control Agreement.

Termination of Employment.    The Company and Mr. Saligram will have the right to terminate his employment as set forth below:

•

Death or Disability.    Mr. Saligram’s employment will terminate automatically upon Mr. Saligram’s death. The Company will be entitled to terminate Mr. Saligram’s employment due to Disability, as defined in the Employment Agreement.

•

Termination by the Company.    The Company may terminate Mr. Saligram’s employment for “Cause” (which requires a certain vote of the Board, as described in the Employment Agreement) or without “Cause.” Cause means Mr. Saligram’s (a) willful and continued failure to substantially perform his duties (subject to certain exceptions described in the Employment Agreement), or (b) Mr. Saligram’s willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise, when such conduct is done not in good faith and is done without reasonable belief that it is in the best interest of the Company.

•

Good Reason.    Mr. Saligram may terminate his employment with the Company for “Good Reason” or without “Good Reason.” “Good Reason” means, without Mr. Saligram’s written consent, (a) the assignment to him of any duties materially inconsistent with his responsibilities as an executive officer, or a significant adverse alteration in his responsibilities, provided that election of another executive as President will not constitute Good Reason; (b) a material reduction in Mr. Saligram’s annual base salary (subject to certain exceptions); (c) a material reduction in Mr. Saligram’s target annual incentive award; (d) a requirement that Mr. Saligram be located anywhere that is more than 50 miles from Naperville, Illinois; (e) a material reduction by the Company in the aggregate benefits and compensation available to Mr. Saligram; (f) a material reduction in long-term equity incentives available to Mr. Saligram (subject to certain exceptions); (g) failure of the Company to obtain a satisfactory agreement from any successor to assume the Employment Agreement; or (h) any material breach of the Employment Agreement by the Company. The Company will have an opportunity to cure an event or circumstance that may constitute Good Reason.

Obligations of the Company Upon Termination.

•

Other Than for Cause, Death or Disability, or for Good Reason.    If the Company terminates Mr. Saligram’s employment for any reason other than Cause, death or Disability, or Mr. Saligram terminates his employment for Good Reason, subject to the terms of the Employment Agreement, the Company will pay to Mr. Saligram (a) a lump sum in cash equal to two times Mr. Saligram’s annual base salary immediately prior to the date of termination (without taking into account any reduction that triggered the Good Reason), (b) a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary, accrued (unused) vacation time, and previously earned but unpaid bonus through the date of termination that has not yet been paid, and (c) a pro rata portion of Mr. Saligram’s annual incentive award for the fiscal year in which the termination occurs, based on actual Company performance. Subject to exception in the event that a delay in payment is required under Section 409A of the Internal Revenue Code (“Section 409A”), in addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to Mr. Saligram under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination and Mr. Saligram, his spouse and dependents will for up to 24 months be eligible to participate in Company medical, vision and life insurance at the employee rates. The Company will also reimburse Mr. Saligram 150% of the monthly COBRA premium for such medical and vision insurance coverage (unless a delay in payment is required under Section 409A, in which case the payment will be 100%). In the event that there is a delay in payment under Section 409A, Mr. Saligram will pay the required insurance premiums for such life insurance during the six-month period following termination and the Company will pay Mr. Saligram 150% of such premiums.

•

Upon Death and Disability.    If Mr. Saligram’s employment is terminated by reason of his death or Disability during the Term, the Company will pay to Mr. Saligram, his designated beneficiary, or his estate, a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary earned but unpaid through the date of termination, accrued but unused vacation time through the date of termination, and previously earned but unpaid bonus through the date of termination. In addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to him under the terms of the Company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

•

By the Company For Cause; By Mr. Saligram Other Than for Good Reason.    If Mr. Saligram’s employment is terminated by the Company for Cause or Mr. Saligram voluntarily terminates employment other than for Good Reason during the Term, Mr. Saligram will be entitled to a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary earned but unpaid through the date of termination, accrued but unused vacation time through the date of termination, and previously earned but unpaid bonus for completed fiscal years. In addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to Mr. Saligram under the terms of the Company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

Section 409A.    To the extent any payment under the Employment Agreement is not exempt from Section 409A, the Employment Agreement is intended to comply with the provisions of Section 409A and contains provisions intended to establish the timing, form and treatment of payments to Mr. Saligram accordingly.

Disparagement.    The Employment Agreement contains customary non-disparagement provisions.

Transition and Retirement Agreement—Mr. Duncan

On February 11, 2010, Mr. Duncan announced that he would retire as the Company’s Chairman and Chief Executive Officer no later than February 28, 2011. In connection with his retirement, Mr. Duncan entered into a Transition and Retirement Agreement with the Company dated February 11, 2010. You can read more about Mr. Duncan’s Transition and Retirement Agreement under “Estimated Termination Benefits—Mr. Duncan” beginning on page 63.

Other Perquisites and Benefit Programs

We provide our elected officers with limited perquisites and other benefits. The committee believes these limited programs are necessary to be competitive within our industry and that the expense of these programs is offset by their attraction and retention value.

Officers with the title of senior vice president and above are eligible to participate in our Executive Life Insurance Program, which was adopted by the committee in February 2005. Participants receive term life insurance coverage equal to two times their base salary from a designated insurance carrier (or three times base salary, in the case of the chief executive officer). Premiums are paid monthly and are treated as taxable income to the participant for the applicable tax year.

Officers with the title of senior vice president and above participate in the Officer Annual Physical Program, which was adopted by the committee in 2005. Under the current program, the Company pays the costs of an annual physical exam. The costs of the exam are treated as taxable income to the officer in the applicable tax year.

In February 2010, the committee voted to reinstate the Financial Counseling Program available to officers of the Company with the title of senior vice president or higher. Under this program, elected officers are reimbursed for financial counseling services up to an aggregate of $5,000 annually. Reimbursements are treated as taxable income to the participant in the applicable tax year.

Officer Stock Ownership Guidelines

The committee has established stock ownership guidelines for certain officers, including all named executive officers. The guidelines are intended to increase the stake these officers hold in the Company and to more closely align their interests with those of our stockholders. The guidelines provide that:

•	The chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

•	Each executive vice president should acquire and maintain stock ownership equal in value to three times his or her base salary;

•	Each senior vice president should acquire and maintain stock ownership equal in value to twice his or her base salary; and

•	Each vice president should acquire and maintain stock ownership equal in value to his or her base salary.

Stock held directly, vested restricted stock are taken into consideration when calculating whether an officer has met his or her stock ownership guidelines. Unvested RSUs and stock options are not included in determining ownership levels. Annually, management provides a report to the committee regarding the number and value of the shares of stock held by each officer subject to the guidelines. Following the vesting of RSUs or the exercise of options, officers subject to the guidelines who have not met the guidelines are expected to retain at least 50% of the net value of the shares of stock received (after payment of income tax withholding and, if applicable, exercise price). This policy applies to grants made in 2005 and later for named executive officers. As of December 25, 2010, Mr. Saligram held 0% of his salary, Mr. Besanko held 0% of his salary, Ms. O’Connor held 0% of her salary, Mr. Vero held 169% of his salary, and Mr. Duncan held 310% of his salary.

Prohibition on Speculative Stock Transactions

The Company considers it inappropriate for any director, officer, or other employee to enter into speculative transactions in OfficeMax securities. Therefore, the Company’s insider trading policy also prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, directors, officers and other employees may not purchase OfficeMax securities on margin, or borrow against any account in which Company securities are held.

Deferral Plan

Our Executive Savings Deferral Plan (the “ESDP”) is described beginning on page 58. The purpose of this plan is to permit participants to defer amounts that would otherwise be payable in cash and taxable on an immediate basis that may not be deposited in our qualified OfficeMax Savings Plan (our 401(k) plan) (the “Savings Plan”) as a result of Internal Revenue Code limits. The plan thereby supports retention objectives by providing a competitive benefit that is tax-efficient to the participant. The plan also supports our succession planning strategy by enabling participants to accumulate sufficient retirement savings, thereby promoting an orderly succession of management talent.

Pension Provisions

Mr. Duncan was employed by us on April 18, 2010 (the fifth anniversary of his first day of employment); and his supplemental pension benefit vested on that date. This pension was negotiated at the time Mr. Duncan was hired, and in approving this benefit, the committee determined that this was an appropriate replacement for a similar benefit from his previous employer that Mr. Duncan forfeited when he joined us. No other named executive officer has pension benefits from the Company.

For more information, see “Pension Benefits” on page  59.

Change in Control Agreements

Our named executive officers are parties to change in control agreements with us, the principal terms of which are described beginning on page 60. Under the change in control agreements, the officer will receive the benefits provided under the agreement if both a change in control of the Company occurs and, after the change in control (or in certain circumstances prior to a change in control), the officer’s employment is terminated under certain conditions. Beginning with Mr. Saligram’s change in control agreement, the Company no longer includes a tax gross-up provision in the agreement.

The committee’s overall objective in implementing the change in control policy was to encourage the Company’s most senior executives to review and consider possible change in control transactions in an independent and objective manner without the influence of self-interest or fear of economic impact associated with the possible loss of their positions. In support of this objective, the policy is intended to provide reasonable and competitive severance benefits to executives who lose their jobs after or in contemplation of a change in control and to avoid windfall payments associated with completing a transaction. For this reason, benefits under the policy are provided only upon the occurrence of a “double trigger” event, which is defined as completion of a change in control and a qualifying termination of employment. In the absence of a reasonable change in control policy, an incentive may exist for senior executives to oppose transactions that are in stockholders’ best interests, and conversely, an inappropriately designed program that provides benefits without loss of employment could incent management to pursue transactions that are not necessarily in stockholders’ best interests. The committee believes the amounts to be paid upon termination related to a change in control are market competitive and have an aggregate potential cost that falls within reasonable competitive parameters.

Severance

The desire to provide reasonable and competitive severance benefits to executives who lose their jobs also affected the decision to include the severance provisions reflected in our executive severance policy and in Mr. Saligram’s Employment Agreement, which is described under “Additional Chief Executive Officer Agreements” on page 41. The potential severance benefits arising from his agreement are described in the section entitled “Estimated Termination Benefits—Mr. Saligram” on page 62. The severance provisions in Mr. Saligram’s agreement were an important factor in his recruitment to the Company.

Our standard executive officer severance policy applies to all elected officers (unless they have a superseding individual agreement) and provides, among other things, for payment of an amount equal to 12 months salary if the officer’s employment is terminated involuntarily without a disciplinary reason. We may also, at our discretion, continue health, vision and dental group insurance coverage at the associate rate for up to twelve months following the officer’s date of termination. An officer is not eligible for benefits under the policy if the officer’s employment is terminated as a result of documented unacceptable job performance where at least two corrective action notices have been issued to the officer in the twelve months preceding the termination of employment. We believe this severance policy is similar to policies of many of the other companies with which we compete for management talent, and is therefore a valuable recruiting tool that also helps us to retain management.

We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy.

Recapture Policy

Under our recapture policy, the board shall take such action as it deems necessary against any officer with a title of executive vice president or higher whose misconduct contributes to a financial restatement. The board may (a) require reimbursement of any bonus or incentive compensation awarded to such officer after July 26, 2007, (b) cancel any stock awards granted to such officer after July 26, 2007, and/or (c) require the repayment of stock proceeds.

Tax Impact and Financial Implications

Under Section 162(m), certain items of compensation paid to the president and chief executive officer and to each of the named executive officers, other than Mr. Besanko, our Executive Vice President, Chief Financial Officer & Chief Administrative Officer (“Covered Employees”), in excess of $1,000,000 annually are not deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders. The committee believes that it is in our best interest to preserve maximum tax deductibility for compensation paid to the Covered Employees under Section 162(m), however, to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The compensation plans reflect the committee’s intent and general practice to pay compensation that we can deduct for federal income tax purposes. Executive compensation decisions, however, are multifaceted. The committee reserves the right to pay amounts that are not tax deductible to meet the design goals of our executive compensation program. In 2010, Mr. Duncan’s salary and perquisites were his only items of compensation that were not performance-based. His compensation exceeded, by approximately $143,345, the $1,000,000 non-performance-based compensation threshold for 2010. In order to preserve deductibility, Mr. Duncan was required to defer receipt of 2,956 of his RSUs that vested. See the “Stock Vested Table for Fiscal Year Ended December 25, 2010” on page 58.

The committee also considers other financial implications when developing and implementing the Company’s compensation program, including tax and accounting effects, the impact on our financial statements and tax returns, cash flow impact, potential share dilution and the risk arising from fluctuations in the value of the compensation.

Recommendation

As set forth in the “Executive Compensation Committee Report” on page 25, the committee has reviewed this Compensation Discussion and Analysis and recommended its inclusion in this proxy statement.

Compensation Risk

The committee also reviewed the Company’s policies and practices in 2010 to confirm that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table presents compensation information for Mr. Saligram, our President and Chief Executive Officer; Mr. Besanko, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer; Ms. O’Connor and Mr. Vero, our two next most highly compensated executive officers serving on December 25, 2010; and Mr. Duncan, our retired Chairman and Chief Executive Officer; and Mr. Martin, our former Chief Operating Officer. Mr. Duncan and Mr. Martin ceased to be named executive officers effective November 7, 2010, and July 21, 2010, respectively.

SUMMARY COMPENSATION TABLE

FOR FISCAL YEAR ENDED DECEMBER 25, 2010

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (1) (d)	Stock Awards ($) (2) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive Plan Compensation ($) (4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5) (h)	All Other Compensation ($) (6) (i)	Total ($) (j)
Ravi K. Saligram President and Chief Executive Officer	2010	$121,154	(7)	$250,000	$2,268,750	$9,219,746	$173,250	—	$58,622	$12,091,523

Bruce Besanko Executive Vice President, Chief Financial Officer, and Chief Administrative Officer	2010	$587,975		—	$962,906	$333,809	$500,747	—	$46,275	$2,431,712
	2009	$480,192	(8)	$150,000	$224,500	$540,000	$406,213	—	$62,498	$1,863,403

Deborah A. O’Connor Senior Vice President and Chief Accounting Officer	2010	$309,000		—	$314,474	$120,724	$200,772	—	—	$944,970
	2009	$300,000		—	$38,400	$65,750	$201,015	—	—	$605,165
	2008	$137,308		$100,000	$239,951	—	—	—	—	$477,259

Ryan T. Vero Executive Vice President and Chief Merchandising Officer	2010	$545,545		—	$909,471	$333,809	$432,218	—	$11,900	$2,232,943
	2009	$533,540		—	$124,800	$195,935	$436,943	—	$14,668	$1,305,886
	2008	$529,715		$146,723	$647,354	—	—	—	$51,032	$1,374,824

Sam K. Duncan Retired Chairman and Chief Executive Officer	2010	$1,030,000		—	—	—	$1,472,900	$804,014	$113,345	$3,420,259
	2009	$1,030,000		—	$576,000	$928,127	$1,533,670	$981,518	$161,871	$5,211,186
	2008	$1,022,615		—	$2,999,947	—	—	$89,770	$79,868	$4,192,200

Sam Martin Former Executive Vice President and Chief Operating Officer	2010	$404,161	(9)	—	$400,534	$600,793	—	—	—	$1,405,488
	2009	$640,000		—	$176,160	$283,514	$667,072	—	—	$1,766,746
	2008	$635,077		$224,000	$930,216	—	—	—	$23,993	$1,813,286

(1)	Includes sign-on bonuses of $250,000 paid to Mr. Saligram in 2010 and $150,000 paid to Mr. Besanko in 2009; discretionary awards for 2008 service periods paid in 2009 of $224,000 to Mr. Martin, $38,434 to Ms. O’Connor and $146,723 to Mr. Vero; and a guaranteed annual incentive bonus of $61,566 paid to Ms. O’Connor in 2008.

(2)

The amounts in this column represent the aggregate grant date fair value of (a) a grant of 125,000 time-based RSUs to Mr. Saligram in 2010 when he commenced employment with us; (b) retention grants in the form of time-based RSUs to Mr. Besanko (66,881 RSUs) and Mr. Vero (62,054 RSUs) in 2010; (c) a performance grant of 14,597 time-based RSUs to Ms. O’Connor in 2010; and (d) the value at target of the long-term incentive program RSU grants made to eligible officers in the years indicated. Mr. Duncan waived his right to a long-term incentive award in 2010 due to his planned retirement. See “Note 13. “Shareholders’ Equity—Share-Based Payments” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010, for a discussion of the assumptions used by the Company to calculate aggregate grant date fair value. The maximum potential value of the long-term incentive program RSU grant for any participant, including the named executive officers, was 150% of the target award. Assuming that maximum aggregate value is received, the value of Mr. Besanko’s 2010 grant would be $333,800 (increasing the total shown in column (e) to $1,074,172), Ms. O’Connor’s grant would be $120,734 (increasing the total shown in column (e) to $354,717), Mr. Vero’s grant would be $333,800 (increasing the total shown in column (e) to $1,020,737) and Mr. Martin’s grant would have been $600,809 (increasing the total shown in column (e) to $600,801). Mr. Martin forfeited his grant when he terminated employment with the Company.

(3)	The amounts in this column represent the aggregate grant date fair value of (a) two options granted to Mr. Saligram in 2010 when he commenced employment with the Company and (b) the long-term incentive program options granted to the officers in the years indicated, each computed using the Black Scholes pricing model. For the options granted in 2010, the model generated a Black Scholes value of $9.46 for each share underlying an option granted to Mr. Saligram and a value of $6.82 for each share underlying an option granted to Mr. Besanko, Mr. Martin, Ms. O’Connor and Mr. Vero. For the options granted in 2009, this model generated a Black Scholes value of $2.63 for each share underlying an option granted to Messrs. Duncan, Martin and Vero and Ms. O’Connor; and a value of $2.70 for each share underlying an option granted to Mr. Besanko. See “Note 13. Shareholders’ Equity—Share-Based Payments” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010, for a discussion of the assumptions used by the Company to calculate aggregate grant date fair value.

(4)	Annual incentive program bonus payments for each of the named executive officers earned based on Company performance in the fiscal year indicated. See “Annual Incentive Compensation (Cash Bonus)” as discussed on page 32.

(5)	The amounts shown for Mr. Duncan represent the change in his pension value in the fiscal year indicated due to an additional year of service credit and significant decreases in lump sum discount rates from 2008 to 2010.

(6)	Includes the following items:

	Year	Payments Made in Accordance with Relocation Agreements (a)	Personal Use of Company Aircraft (b)	Reimbursements under Our Financial Counseling Program (c)	Policy Premiums Paid Pursuant to Our Executive Life Insurance Program (d)	Company Matching Contributions Made Under Our Qualified Savings Plan and Nonqualified Deferred Compensation Plan (e)	Other/ Severance (f)	Total
Ravi K. Saligram	2010	—	$9,590	—	—	—	$49,032	$58,622

Bruce Besanko	2010	—	$37,836	$1,175	$3,462	—	$3,802	$46,275
	2009	$44,377	$10,150	—	$1,400	—	$6,571	$62,498

Deborah A. O’Connor (g)	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—

Ryan T. Vero	2010	—	—	$3,838	$2,620	—	$5,442	$11,900
	2009	$9,332	—	—	$1,661	$3,675	—	$14,668
	2008	$24,801	—	$10,000	$5,542	$4,679	$6,010	$51,032

Sam K. Duncan	2010	—	$93,994	$5,000	$7,606	—	$6,745	$113,345
	2009	—	$146,490	—	$6,716	$990	$7,675	$161,871
	2008	—	$45,840	$5,000	$18,690	$1,150	$9,188	$79,868

Sam Martin (g)	2010	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—
	2008	$5,081	—	$8,923	$9,269	—	—	$23,993

(a)

Under relocation agreements entered into in the year in which an executive relocates (2006 for Messrs. Duncan and Vero, 2007 for Mr. Martin, and 2009 for Mr. Besanko), payments may include a relocation allowance, costs of travel, the cost of transportation of household goods and temporary living expenses. Pursuant to our standard relocation policy, an executive then subsequently receives payments under our standard relocation policy to offset the tax costs of that portion of the relocation payment that is not tax deductible to the executive (in 2008, $5,801 to Mr. Martin and in 2009, $9,866 to Mr. Besanko). In addition, Mr. Vero received an annual payment to offset a portion of the increased mortgage interest he pays as a result of his relocation ($24,801 in 2008 and $9,332 in 2009).

(b)	The payments shown for personal use of Company aircraft are calculated based on an hourly rate of $2,863. The hourly rate represents the incremental cost to us of aircraft use calculated based on the average cost of fuel and aircraft maintenance and trip related landing fees, hangar and parking costs and other immaterial variable costs. Incremental cost excludes fixed costs which do not change based on usage of the plane, including pilot salaries. In 2010, the company instituted a policy that caps elected officer personal use of the company plane at $100,000 annually beginning in 2011.

(c)	Officers of the Company with the title of senior vice president or higher are eligible to participate in our Financial Counseling Program. Under the program, we reimburse participating officers for investment planning, tax preparation, tax planning and compliance and estate planning. Prior to 2010, the benefits were grossed-up for tax purposes, however, the gross-up practice ended in 2010. In 2008, for Mr. Duncan, the $5,000 reimbursement includes a $3,050 reimbursement for financial counseling and a $1,950 payment to offset the tax cost of the reimbursement; for Mr. Martin, the $8,923 reimbursement includes a $5,443 reimbursement for financial counseling and a $3,480 payment to offset the tax cost of the reimbursement; and for Mr. Vero, the $10,000 reimbursement includes a $6,100 reimbursement for financial counseling and a $3,900 payment to offset the tax cost of the reimbursement. This program was suspended in 2009 and reinstituted in 2010.

(d)	Officers with the title of senior vice president or higher are eligible to participate in our Executive Life Insurance Program. The amounts in this column are the policy premiums paid by the Company.

(e)	For a description of our nonqualified ESDP, see page 58. Under our qualified Savings Plan and our nonqualified ESDP, we matched amounts contributed in 2008 at a rate of 50% of the amount contributed up to a maximum annual aggregate limit ($6,900 under the Internal Revenue Code applicable in 2008). A participant could only receive matching payments on contributions up to 6% of the participant’s combined annual salary and bonus. In March 2009, the match was suspended, but reinstated as of January 1, 2011. All of our named executive officers are limited by provisions of the Internal Revenue Code in the amount they can contribute to our qualified Savings Plan.

(f)	The amounts in this column include reimbursement of legal fees in connection with negotiation of Mr. Saligram’s Employment Agreement, a payment of COBRA continuation coverage for Mr. Saligram, and reimbursements to Messrs. Duncan, Besanko and Vero (in 2010), Messrs. Duncan and Besanko (in 2009) and Messrs. Duncan and Vero (in 2008) for the costs of an annual physical examination. Reimbursements are treated as taxable income to the officer and the reimbursements for the annual physical examinations were grossed up for applicable taxes in 2008 and 2009. The committee voted to cease grossing up the benefits in February 2010.

(g)	The value of aggregate perquisites and personal benefits were less than $10,000 for Ms. O’Connor and Mr. Martin in 2010, for Mr. Martin in 2009 and for Ms. O’Connor in 2008 and 2009.

(7)	The amount shown in the table represents a pro rata portion of Mr. Saligram’s salary, reflecting his employment commencement date of November 8, 2010. Pursuant to his Employment Agreement, Mr. Saligram received a base salary at the annualized rate of $900,000 in 2010 for the portion of the year in which he was employed by the Company.

(8)	The amount shown in the table represents a pro rata portion of Mr. Besanko’s salary, reflecting his employment commencement date of February 16, 2009. Mr. Besanko’s received a base salary at the annualized rate of $550,000 until October 2009, when it was increased to $575,000, for the portion of the year in which he was employed by the Company.

(9)	The amount shown in the table represents a pro rata portion of Mr. Martin’s salary, reflecting the termination of his employment on July 21, 2010. Mr. Martin received a base salary at the annualized rate of $659,200 for the portion of the year in which he was employed by the Company.

Salary and Bonus Compared to Total Compensation

The ratio of salary (column (c) in the Summary Compensation Table) plus bonus (column (d) in the Summary Compensation Table), the major fixed components of compensation, to total compensation in 2010 (column (j) in the Summary Compensation Table) is set forth below for each named executive officer.

•

Mr. Saligram, 3%. This figure is based on Mr. Saligram’s 2010 employment period, which ran from November 8, 2010, through December 25, 2010, and the grants received by Mr. Saligram in connection with the commencement of his employment.

•	Mr. Besanko, 24%

•	Ms. O’Connor, 33%

•	Mr. Vero, 24%

•	Mr. Duncan, 30%. Mr. Duncan waived his right to a long-term incentive award in 2010 due to his planned retirement.

•	Mr. Martin, 29%. This figure is based on Mr. Martin’s 2010 employment period, which ran from December 27, 2009, through July 21, 2010.

Award Tables

The following three tables set forth information regarding awards granted by OfficeMax to the named executive officers during the last fiscal year and the status of existing awards. The “Grants of Plan-Based Awards” table immediately following provides additional information about the plan-based compensation disclosed in the “Summary Compensation Table” on page 48.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED DECEMBER 25, 2010

Name (a)	Grant Date (b)	Date of Committee Action (1) (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (4) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (5) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (6) (l)
			Threshold ($) (2) (c)	Target ($) (2) (d)	Maximum ($) (2) (e)	Threshold (#) (3) (f)	Target (#) (3) (g)	Maximum (#) (3) (h)
Ravi K. Saligram	11/8/10	10/13/10	$30,289	$121,154	$272,597
	11/8/10	10/13/10							125,000			$2,268,750
	11/8/10	10/13/10								375,000	$18.15	$3,546,056
	11/8/10	10/13/10								600,000	$18.15	$5,673,690

Bruce Besanko	2/11/10	2/11/10	$87,543	$350,173	$787,889
	2/11/10	2/11/10				7,663	15,326	22,989				$222,534
	2/11/10	2/11/10								48,914	$14.52	$333,809
	8/13/10	8/13/10							66,881			$740,373

Deborah O’Connor	2/11/10	2/11/10	$35,100	$140,400	$315,900
	2/11/10	2/11/10				2,772	5,543	8,315				$80,484
	2/11/10	2/11/10								17,690	$14.52	$120,724
	10/13/10	10/13/10							14,597			$233,990

Ryan Vero	2/11/10	2/11/10	$75,563	$302,250	$680,063
	2/11/10	2/11/10				7,663	15,326	22,989				$222,534
	2/11/10	2/11/10								48,914	$14.52	$333,809
	8/13/10	8/13/10							62,054			$686,938

Sam Duncan	2/11/10	2/11/10	$257,500	$1,030,000	$2,317,500

Sam Martin	2/11/10	2/11/10	$115,360	$461,440	$1,038,240
	2/11/10	2/11/10				13,793	27,585	41,378				$400,534
	2/11/10	2/11/10								88,036	$14.52	$600,793

(1)	Grant date and the date on which the committee acted are different for Mr. Saligram because he commenced employment with the Company after the date on which his compensation was approved by the committee. Equity grants may not be made under the OMIPP to a non-employee.

(2)	Consists of annual incentive bonus opportunities for each of the named executive officers awarded in 2010. For Mr. Saligram, the amount shown is pro rata based on the commencement of his employment on November 8, 2010. See “Annual Incentive Compensation (Cash Bonus)” beginning on page 32. Actual annual incentive payments for the fiscal year reported are listed in column (g) of the “Summary Compensation Table” on page 48. Mr. Martin forfeited his award upon resignation.

(3)	Reflects long-term incentive awards in the form of performance-based RSUs granted to Messrs. Besanko, Vero, Martin and Ms. O’Connor on February 11, 2010, in accordance with the OMIPP as discussed in “Long-Term Incentive Compensation (Equity Awards)” beginning on page 34. These awards are also included in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 56 and the aggregate grant date fair value is disclosed in column (e) of the “Summary Compensation Table” on page 48. The closing stock price on the date the committee approved the 2010 long-term incentive program (February 11, 2010) of $14.52 was used to determine the number of RSUs awarded to Messrs. Besanko, Vero, Martin and Ms. O’Connor. Mr. Martin forfeited his award upon resignation.

(4)	Reflects time-based RSUs granted to Mr. Saligram at the commencement of his employment with the Company, retention grants of time-based RSUs made to Mr. Besanko and Mr. Vero and a performance grant of time-based RSUs made to Ms. O’Connor. These awards are also included in column (g) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 56 and the aggregate grant date fair value is disclosed in column (e) of the “Summary Compensation Table” on page 48. The closing stock price of $11.07 on August 13, 2010, was used to determine the number of RSUs granted to Messrs. Vero and Besanko. The closing stock price of $16.03 on October 13, 2010, was used to determine the number of RSUs granted to Ms. O’Connor.

(5)	Reflects stock options granted to Mr. Saligram at the commencement of his employment and to Messrs. Besanko, Vero, Martin and Ms. O’Connor on February 11, 2010, in accordance with the OMIPP as discussed in “Long-Term Incentive Compensation (Equity Awards)” beginning on page 34. These awards are also listed in column (c) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 56 and the aggregate grant date fair value is disclosed in column (f) of the “Summary Compensation Table” on page 48. The closing stock price on November 8, 2010, of $18.15 was used to determine the number of options awarded to Mr. Saligram and the closing stock price on the date the committee approved the 2010 long-term incentive program (February 11, 2010) of $14.52 was used to determine the number of options awarded to Messrs. Besanko, Vero, Martin and Ms. O’Connor. Mr. Martin forfeited his award upon resignation.

(6)	Grant date fair value of long-term incentive awards described in notes 3 through 5 to this table. See “Note 13. Shareholders’ Equity—Share-Based Payments” to Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010, for a discussion of the assumptions used by the Company to calculate the grant date fair value of share-based employee compensation.

Long-Term Incentive Plan Awards

The terms of these grants are described in detail in “Long-Term Incentive Compensation (Equity Awards)” beginning on page 34.

Stock and Option Grants Outside of the Long-Term Incentive Plan

Nonqualified Stock Option Award Agreements between the Company and Mr. Saligram

Option One

On November 8, 2010, the Company granted Mr. Saligram an option to purchase 375,000 shares of Company common stock at an exercise price of $18.15 to replace compensation that was forfeited when he terminated employment with his prior employer. The option will vest and become fully exercisable with respect to 33.33% of the option shares on each of the first three anniversaries of the grant date. The award is subject to all the terms and conditions of the OMIPP and the option agreement.

If Mr. Saligram’s employment with the Company is terminated prior to the third anniversary of the grant date because of death, Disability, by OfficeMax without Cause or by Mr. Saligram for Good Reason, the option will become fully vested and exercisable immediately upon termination. “Disability,” “Cause,” and “Good Reason” have the meanings defined in Mr. Saligram’s Employment Agreement. If his employment is terminated for any other reason before the third anniversary of the grant date, any unvested options will be forfeited. The option, to the extent vested, must be exercised on or before the earliest of (a) the seventh anniversary of the grant date, (b) one year after Mr. Saligram terminates employment as a result of death or disability, as long as the nonsolicitation and noncompetition covenants of the option agreement have not been breached, and (c) three months after termination of employment for any other reason. The option will be cancelled immediately if Mr. Saligram is terminated for Cause. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash.

In the event of a change in control, as defined in the option agreement, the vesting of the options may accelerate under certain circumstances described in the agreement. The option agreement includes nonsolicitation and noncompetition covenants that state that, beginning on the grant date and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the option agreement, (b) solicit any Company customer, as defined in option agreement, to make sales described in the option agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to Mr. Saligram’s termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

Option Two

On November 8, 2010, the Company also granted Mr. Saligram an option to purchase 600,000 shares of our common stock at an exercise price of $18.15 to induce him to join the Company and to align his interests with those of our stockholders. The option will vest and become fully exercisable with respect to 33.33% of the option shares on each of the first three anniversaries of the grant date.

All terms of this option agreement are identical to those of the first option agreement, described above, except that vesting of this option would not accelerate upon termination of Mr. Saligram’s employment by the Company without Cause.

2010 Restricted Stock Unit Award Agreement—Time-Based between the Company and Mr. Saligram.

On November 8, 2010, the Company granted Mr. Saligram 125,000 time-based RSUs to replace compensation that was forfeited when he terminated employment with his prior employer. The award had a grant date fair value of $2,268,750 based on the Company’s closing stock price of $18.15 on the grant date. The award is subject to all the terms and conditions of the OMIPP and the award agreement. One-third of the award will vest on each of the first three anniversaries of the grant date. If paid, RSUS are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The award agreement provides that if Mr. Saligram’s employment with the Company terminates at any time after the award date and before November 8, 2013, all RSUs will both vest and be payable if Mr. Saligram terminates employment as a result of death or Disability or for Good Reason or Mr. Saligram is involuntarily terminated by the Company without Cause. “Disability,” “Cause,” and “Good Reason” have the meanings defined in Mr. Saligram’s Employment Agreement. RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the award agreement.

The award agreement includes nonsolicitation and noncompetition covenant that state that, beginning on the award date and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the award agreement, (b) solicit any Company customer, as defined in the award agreement, to make sales described in the agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

Retention Awards—Messrs. Besanko and Vero

On August 13, 2010, the Executive Compensation Committee of the board of directors granted retention awards in the form of RSUs to Mr. Besanko (66,881 RSUs) and Mr. Vero (62,054 RSUs). The awards had grant date fair values of $740,373 and $686,938, respectively, based on the Company’s closing stock price of $11.07 on the grant date.

The awards are subject to all the terms and conditions of the OMIPP. One-third of each award will vest on each of the first three anniversaries of the award date. If paid, RSUs are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The award agreement provides that the recipient must be employed by the Company in order for the RSUs to vest, subject to exceptions in certain circumstances including some involuntary terminations qualifying the recipient for severance under a Company plan, death or disability. In the event of some involuntary terminations qualifying the recipient for severance under the Company plan, death or disability, a pro rata amount of the RSUs will vest based on the number of full months worked by the recipient as of the date of termination as described in the award agreement. RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement. The award agreement includes nonsolicitation and noncompetition covenants that state that, beginning on the award date and ending one year after terminating employment with the Company, the recipient will not (i) employ or solicit for employment any person who is, or was within six months prior to the officer’s termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which the recipient had responsibility during the last 12 months of employment) with any competitor engaged in the sale or distribution of products, or in the provision of services, in competition with the products sold or distributed or services provided by the Company. The award agreement states that violation of the nonsolicitation and noncompetition covenants will result in forfeiture of all RSUs and any shares of stock owned in settlement of RSUs on or after the date of violation.

Performance Award—Ms. O’Connor

On October 13, 2010, the committee granted a performance award to Ms. O’Connor in the form of 14,597 time-based RSUs. The award had a grant date fair value of $233,990 based on the Company’s closing stock price of $16.03 on October 13, 2010. The award is subject to all the terms and conditions of the OMIPP. One-third of the award will vest on each of the first three anniversaries of the grant date. If paid, RSUs are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The following table sets forth outstanding options, unvested stock awards and outstanding equity incentive plan awards for each of our named executive officers at December  25, 2010.

Impact of Transition and Retirement Agreement on Mr. Duncan’s Outstanding Awards

On February 10, 2011, we entered into a Transition and Retirement Agreement with Mr. Duncan. Pursuant to that agreement, certain aspects of Mr. Duncan’s outstanding 2009 long-term incentive awards were modified. As a result, upon his retirement on February 28, 2011:

•	The vesting of his remaining unvested option granted February 12, 2009, to purchase 117,634 shares of our common stock accelerated to February 28, 2011,

•	The expiration date for all options granted to Mr. Duncan in 2009 remained February 12, 2016, and

•

His remaining 60,000 unvested RSUs granted February 12, 2009, will vest on February 12, 2012, assuming Company financial performance at the “target” level, notwithstanding a greater or lesser of actual achievement by the Company.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

FOR FISCAL YEAR ENDED DECEMBER 25, 2010

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (1) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2) (c)	Option Exercise Price ($) ( e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4) (j)
Ravi K. Saligram	—	375,000	$18.15	11/8/2017			—	—
		600,000	$18.15	11/8/2017
					125,000	$2,247,500

Bruce Besanko	66,666	133,334	$4.49	2/16/2016
		48,914	$14.52	2/11/2017
					66,881	$1,202,520	65,326	$1,174,561

Deborah A. O’Connor	8,333	16,667	$4.80	2/12/2016
		17,690	$14.52	2/11/2017
					35,907	$645,608	13,543	$243,503

Ryan T. Vero	—	49,667	$4.80	2/12/2016
		48,914	$14.52	2/11/2017
					75,694	$1,360,978	41,326	$743,041

Sam K. Duncan	70,000	—	$32.66	4/18/2015	—	—
	180,000		$32.66	4/18/2015
		235,267	$4.80	2/12/2016
					63,210	$1,136,516	120,000	$2,157,600

Sam Martin	—	—	—	—	—	—	—

(1)	Includes vested options granted to Mr. Besanko and Ms. O’Connor on February 12, 2009, and options granted to Mr. Duncan on April 18, 2005, pursuant to his employment agreement.

(2)	Includes options granted to Mr. Saligram on November 8, 2010, at the commencement of his employment. Also includes options granted to Messrs. Besanko, Vero and Ms. O’Connor on February 11, 2010, under the long-term incentive program, and options granted to Messrs. Besanko, Vero, Duncan and Ms. O’Connor on February 12, 2009. The options awarded in 2010 are also listed in column (j) of the “Grants of Plan-Based Awards” table on page 52 and the grant date fair value for these awards is disclosed in column (f) of the “Summary Compensation Table” on page 48.

The remaining unvested options will vest as follows:

Name	Year of Original Option Grant	Total Unvested Options as of December 25, 2010	Portion of Option To Be Vested	Date	Portion of Option To Be Vested	Date	Portion of Option To Be Vested	Date
Ravi K. Saligram	2010	600,000	200,000	11/8/2011	200,000	11/8/2012	200,000	11/8/2013
	2010	375,000	125,000	11/8/2011	125,000	11/8/2012	125,000	11/8/2013

Bruce Besanko	2009	133,334	66,667	2/16/2011	66,667	2/16/2012
	2010	48,914	16,304	2/11/2011	16,305	2/11/2012	16,305	2/11/2013

Deborah A. O’Connor	2009	16,667	8,333	2/12/2011	8,334	2/12/2012
	2010	17,690	5,896	2/11/2011	5,897	2/11/2012	5,897	2/11/2013

Ryan T. Vero	2009	49,667	24,833	2/12/2011	24,834	2/12/2012
	2010	48,914	16,304	2/11/2011	16,305	2/11/2012	16,305	2/11/2013

Mr. Duncan’s unvested options vested on his retirement date, February 28, 2011.

(3)

Includes RSUs granted to Mr. Saligram on November 8, 2010, pursuant to his Employment Agreement as described on page 41, RSUs granted to Mr. Besanko and Mr. Vero on August 13, 2010, as a retention award, and RSUs granted to Ms. O’Connor on October 13, 2010, as a performance award. Each of these time-based awards will vest with respect to one-third of the award on each of the first three anniversaries of the grant date assuming the service requirements are met. Also includes time-based RSUs awarded on February 20, 2008, to Messrs. Besanko, Vero and Duncan and time-based RSUs awarded on July 15, 2008, to Ms. O’Connor. Each of these time-based awards vested on February 20, 2011.

(4)	Based on the closing price of our common stock on the NYSE at December 23, 2010, of $17.98 per share, the last trading day prior to December 25, 2010.

(5)	Includes performance-based RSUs awarded on February 11, 2010, to Messrs. Besanko, Vero and Ms. O’Connor. Assuming that performance targets are satisfied, one half of each award will vest on February 11, 2012, and the other half will vest on February 11, 2013. Also includes performance-based RSUs awarded on February 16, 2009, to Mr. Besanko and performance-based RSUs awarded on February 12, 2009, to Mr. Duncan, Mr. Vero and Ms. O’Connor. Assuming that performance targets are satisfied, one half of each award will vest on February 12, 2011, and the other half will vest on February 12, 2012. The named executive officers are not entitled to any voting rights with respect to the RSUs and are not entitled to receive dividends on the RSUs. The outstanding 2010 awards are also listed in column (g) of the “Grants of Plan-Based Awards” table on page 52 and the grant date fair value for these awards is disclosed in column (e) of the “Summary Compensation Table” on page 48.

Mr. Duncan’s Outstanding Awards (Other than LTI Plan Awards)

Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted a ten-year nonqualified option, which is now fully vested, to purchase 70,000 shares of the Company’s common stock at an exercise price equal to $32.66 per share, and an additional 10-year nonqualified option to purchase 180,000 shares of the Company’s common stock at an exercise price equal to $32.66 per share that is also fully vested. Due to his retirement, Mr. Duncan must exercise these options on or before February 28, 2012. Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted 50,000 RSUs, all of which have vested.

For additional information, see “Impact of Transition and Retirement Agreement on Mr. Duncan’s Outstanding Awards” on page 55 and “Estimated Termination Benefits—Mr. Duncan” on page  63.

Mr. Martin’s Outstanding Awards (Other than LTI Plan Awards)

On September 17, 2007, Mr. Martin received an award of 11,150 RSUs, 7,434 of which vested. The remaining 3,716 unvested RSUs were forfeited when Mr. Martin resigned.

Vested Stock

The following table describes the number of shares of stock acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on the exercise of options and the vesting of RSUs:

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 25, 2010

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b) (1)	Value Realized on Exercise ($) (c) (2)	Number of Shares Acquired on Vesting (#) (d) (3)	Value Realized on Vesting ($) (e) (4)
Ravi K. Saligram	—	—	—	—
Bruce Besanko	—	—	—	—
Deborah A. O’Connor	—	—	—	—
Ryan T. Vero	24,833	$352,735	—	—
Sam K. Duncan	117,633	$1,615,101	3,000	$46,980
Sam Martin	35,933	$421,710	—	—

(1)	For Messrs. Duncan, Martin and Vero, this column represents nonqualified options that vested and became exercisable on February 12, 2010. These options were originally granted February 12, 2009, with one-third of each option vesting on each of the first three anniversaries of the grant date.

(2)	We have estimated the value realized by subtracting the exercise price ($4.80) from the stock price at the time of exercise multiplied by the number of shares acquired upon exercise.

(3)	To preserve our tax deduction under Section 162(m) of the Internal Revenue Code, described above in the “Tax Impact and Financial Implications” on page 46, Mr. Duncan was required to defer receipt of 2,956 shares that vested. Under the terms of his award agreement, Mr. Duncan will not receive the deferred shares of stock until six months and one day after his termination of employment with the Company. Dividends, if any are declared and paid, accrue on the deferred shares and will be paid out in cash at the time of release of the shares.

(4)	The value realized is equal to the number of shares of stock multiplied by $15.66, the closing price per share on April 18, 2010, the vesting date.

Other Compensation and Benefit Plans

OfficeMax has established retirement and savings programs, health and welfare programs and other executive benefit programs as part of providing a competitive compensation program. These programs are summarized below.

Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Ravi K. Saligram	—	—	—	—	—
Bruce Besanko	—	—	—	—	—
Deborah A. O’Connor	$7,350	—	$8,652	—	$12,405
Ryan T. Vero	—	—	$3,063	—	$24,725
Sam K. Duncan	—	—	—	—	—
Sam Martin	$66,707	—	$77,977	—	$90,793

(1)	The executive contributions are included in the base salaries shown in the “Summary Compensation Table” on page 48 for the named executive officers who participated in the plan in 2010.

Executive Savings Deferral Plan

On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the ESDP. Our named executive officers are eligible to participate in the plan. Participants may defer a percentage of their salary and short-term incentive award. The deferral election must be made prior to the commencement of the deferral period and pursuant to Section 409A of the Internal Revenue Code. The percentage may not exceed 50% of the participant’s salary and 90% of the participant’s short-term incentive award, subject to the limitations described in the ESDP. In 2008, we made a matching credit to the participant’s account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant’s compensation and subject to other limitations). This matching contribution was suspended in March 2009, but reinstituted on January 1, 2011. A participant will not be vested in his or her matching contributions until such participant has completed three years of service with us. Each participant must allocate amounts credited to his or her account among various investment funds. Amounts deferred will be distributed, as more specifically described in the ESDP, at the time elected by the participant. The ESDP provides for payment in cash in a lump sum or in monthly installments, subject to minimum plan balance limits, as elected by the participant. Our competitors have similar plans in place. All of our named executive officers are eligible to participate in the ESDP and Ms. O’Connor and Mr. Martin elected to participate in 2010.

Deferred Compensation and Benefits Trust

We have established an unfunded, deferred compensation and benefits trust that is intended to ensure that any successor Company honors deferred compensation obligations following a change in control. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements, which include the deferred compensation plan described above. If a potential change in control or an actual change in control of the Company (as defined in the plan and the agreements) occurs, the trust will be funded at the discretion of our Executive Compensation Committee. If the trust is, in fact, funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from the Company or from the trust assets. If we become bankrupt or insolvent, the trust assets will be accessible to the claims of the Company’s creditors.

Pension Benefits

The following table reflects the pension benefits of Mr. Duncan:

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (2) (d)
Sam K. Duncan (1)	Supplemental pension benefit in Mr. Duncan’s employment agreement	6	$2,964,877

(1)	Mr. Duncan is eligible to receive a supplemental pension benefit. None of the other named executive officers are eligible to receive pension benefits.

(2)	For Mr. Duncan, these figures reflect his retirement on February 28, 2011. This value represents six years of accrued benefits.

On April 18, 2010, Mr. Duncan vested in a supplemental pension benefit (the “Supplemental Pension Benefit”) in an amount equal to $2,964,877. The amount of the pension benefit will be paid in a lump sum on August 28, 2011, six months following his retirement date as required by Section 409A of the Internal Revenue Code. The amount of Mr. Duncan’s Supplemental Pension Benefit will be offset by any amounts payable to

Mr. Duncan under any of our qualified or nonqualified pension plans and by the amount of Mr. Duncan’s benefit from Social Security. See “Note 12. Retirement and Benefit Plans” to the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010, for a discussion of the assumptions used by the Company to calculate pension values.

Change in Control Agreements

Except with respect to Mr. Saligram, all of our employees, including our named executive officers, are employed at the will of the Company. All of our named executive officers, however, have change in control agreements that formalize their severance benefits if the officer is terminated under the circumstances discussed below before or after a change in control of the Company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. See “Change in Control Agreements” on page 45 for additional information regarding the change in control agreements.

The form of change in control agreement is the same for each officer, except as indicated.

Under the change in control agreement, an officer will receive the benefits provided under the agreement if:

•	a change in control occurs,

•

after the change in control (or, in certain circumstances described in the agreement, prior to the change in control) the officer’s employment is terminated and the termination is a qualifying termination or qualifying early termination as defined in the change in control agreement,

•

unless such termination is as a result of the officer’s death, by the Company for cause or disability (as defined in the agreement) or by the officer for other than good reason (as defined in the agreement).

Under the agreements, a “change in control” would include any of the following events:

•

Any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquiring 25% or more of our outstanding common stock or combined voting power of our outstanding securities, unless that person acquires all such securities directly from the Company;

•	During a two-year period, a majority of our directors being replaced under certain circumstances;

•

A merger or consolidation of the Company with any other corporation (other than a merger or consolidation where a majority of the Company’s directors continue as directors of the combined entity and the outstanding voting securities of the Company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event, or a merger or consolidation implementing a recapitalization approved by the board where no person acquires 25% or more of the Company’s voting securities); and

•	Approval by our stockholders to liquidate or dissolve the Company or to sell all or substantially all of the Company’s assets in certain circumstances.

These agreements help ensure that we will have the benefit of these officers’ services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our stockholders and the Company. See “Change in Control Agreements” on page 45.

The principal benefits under the agreements upon a qualifying termination or a qualifying early termination include:

•	The officer’s salary through the termination date;

•

Severance pay equal to a multiple (one time for senior vice presidents, two times for executive vice presidents and the president and chief executive officer, and three times for the retired chairman and chief executive officer) of the sum of the officer’s annual base salary and “target bonus.” For all elected officers other than the president and chief executive officer, his or her “target bonus” will be the average annual incentive award earned during the three years preceding termination, unless the officer has not earned three annual awards, in which case it will be the target annual incentive award in the year in which termination occurs. For Mr. Saligram, the target incentive award would equal the target annual incentive award in the year in which termination occurs. This severance payment will be in lieu of any severance pay to which the officer would be entitled under the severance policy for executive officers; and

•	Pay for accrued but unused time off.

For all named executive officers, other than the president and chief executive officer, we will gross-up the officer’s total payments under the agreement to cover any excise and other applicable taxes imposed by the Internal Revenue Service as a result of such payments such that the officer receives the full amount of payments due under the agreement, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes. In 2010, the committee determined that all future change in control agreements would no longer include the gross-up provisions increasing the officer’s total payments for excise taxes, and, as a result, Mr. Saligram’s agreement contains substantially similar provisions regarding payment of excise taxes and/or reduction of payment but does not require a gross-up to cover other applicable taxes.

The agreements also contain provisions allowing the officer to continue to participate in our benefit plans or to receive cash at the Company’s discretion in lieu of participating, with the duration and cost of this arrangement differing depending on title.

Each agreement is effective for an initial term, then, on January 1st of each year, the agreement will automatically extend so as to terminate on the second anniversary of such date, unless we notify the officers by September 30th of the preceding year that we do not wish to extend the agreements.

Each change in control agreement includes confidentiality, nonsolicitation and noncompetition clauses that differ among the named executive officer group. If a recipient of severance and other payments pursuant to the Company’s change in control agreements were to breach these negative covenants, the agreements provide the Company with the right to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants. Payment is not wholly or partially conditioned on adherence to the covenants. However, payment of the benefits provided in the change in control agreements is conditioned upon the recipient’s execution and delivery to the Company of a customary general release of claims.

Estimated Current Value of Change in Control Benefits

The table below reflects the estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the change in control agreements, assuming that a change in control occurred on December 23, 2010, and based on our closing stock price as of that date of $17.98. The figures below assume that the officer was terminated and that options and RSUs were not continued or replaced. Actual payments made under the agreements at any future date would vary depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy. Please note that on February 11, 2010, Mr. Duncan entered into a Transition and Retirement Agreement with the Company. You can read more about that agreement under “Estimated Termination Benefits—Mr. Duncan” on page 63.

Name	Accrued But Unpaid Bonus (1)	Severance Amount (2)	Early Vesting of Stock Options (3)	Early Vesting of Restricted Stock (4)	Other (5)	Estimated Tax Gross Up (6)	Total
Ravi K. Saligram	$173,250	$3,600,000	—	$2,247,500	—	—	$6,020,750
Bruce Besanko	$500,747	$1,954,590	$1,967,918	$2,377,081	$22,391	$1,591,722	$8,414,450
Deborah A. O’Connor	$200,772	$479,262	$280,878	$889,111	$16,380	$0	$1,866,403
Ryan T. Vero	$432,218	$1,776,348	$823,854	$2,104,019	$25,533	$0	$5,161,972
Sam K. Duncan	$1,472,900	$6,096,570	$3,100,819	$3,294,116	$53,712	$3,267,374	$17,288,039

(1)	Amount of accrued and unpaid annual incentive bonus for 2010.

(2)	Assumes severance pay calculated as described under “Change in Control Agreements” on page 60.

(3)	Options would become fully vested and exercisable immediately upon a change in control occurring prior to full vesting if they are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The value of the options shown is calculated using the difference between our closing stock price as of December 23, 2010, and the option exercise price. Mr. Saligram’s option exercise price was higher than the applicable closing stock price on the measurement date.

(4)	RSUs in this amount become fully vested immediately upon a change in control if the awards are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 23, 2010.

(5)	Includes the cost of continuing benefit plans as described in the Change in Control Agreements. See “Change in Control Agreements” on page 60. On December 23, 2010, Mr. Saligram was not yet eligible to participate in our benefit plans.

(6)	For all named executive officers, other than the president and chief executive officer, we will gross-up the officer’s total payments under the agreement to cover any excise and other applicable taxes imposed by the Internal Revenue Service as a result of such payments such that the officer receives the full amount of payments due under the agreement, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes. In 2010, the committee determined that all future change in control agreements would no longer include the gross-up provisions increasing the officer’s total payments for excise taxes, and, as a result, Mr. Saligram’s agreement contains substantially similar provisions regarding payment of excise taxes and/or reduction of payment but does not require a gross-up to cover other applicable taxes.

Estimated Termination Benefits

Mr. Saligram

We entered into an Employment Agreement with Mr. Saligram, effective November 8, 2010, to serve as our President and Chief Executive Officer.

Effective on the same date, we entered into a change in control agreement with Mr. Saligram. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61.

November 8, 2010, we entered into a nondisclosure and fair competition agreement with Mr. Saligram. This agreement requires Mr. Saligram to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of the performance of Mr. Saligram’s duties and obligations for the Company, and for a period of twelve months thereafter. The agreement also includes non-solicitation and noncompetition covenants that state that, beginning on the date of the agreement and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the agreement, (b) solicit any Company customer, as defined in the agreement, to make sales described in the agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

Estimated Current Value of Potential Payments to Mr. Saligram Upon Termination

The Company would be required to provide compensation to Mr. Saligram in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Saligram would receive upon his termination in each situation assuming that such event occurred on December 23, 2010, and based on our closing stock price as of that date of $17.98. Actual payments made at any future date would vary, depending in part upon what Mr. Saligram has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. In addition, as of the date of this chart, Mr. Saligram was not yet eligible to participate in our benefit plans. The table below does not include any payments or benefits to which Mr. Saligram would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61. If Mr. Saligram’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under his Employment Agreement would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Accrued But Unpaid Bonus (1)	$173,250	$173,250	—
Severance Amount (2)	$1,800,000	—	—
Early Vesting of Restricted Stock (3)	$2,247,500	$2,247,500	—
Total	$4,220,750	$2,420,750	—

(1)	Accrued but unpaid 2010 annual incentive program payment.

(2)	Two times Mr. Saligram’s base salary immediately prior to the date of termination pursuant to the terms of his Employment Agreement.

(3)	125,000 RSUs, all of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 23, 2010.

Mr. Duncan

Transition and Retirement Agreement

In connection with his retirement on February 28, 2011, Mr. Duncan entered into a Transition and Retirement Agreement with the Company dated February 11, 2010 (the “Retirement Agreement”). The Retirement Agreement stated that Mr. Duncan would resign from his positions as Chairman and Chief Executive Officer on a date designated by the board of directors, which he did on November 7, 2010 (the “Transition Date”). Mr. Duncan continued his employment as a special advisor to the Company until the transition was complete on February 28, 2011, at which time he resigned from the Company (the “Separation Date”) and his employment agreement terminated. From the Transition Date until the Separation Date, Mr. Duncan received his 2009 base salary and continued to participate in the Company’s employee benefit plans. Mr. Duncan received his 2010 short-term incentive program bonus. Mr. Duncan agreed that he would not be eligible for a 2011 short-term incentive program award or any additional long-term incentive awards. Mr. Duncan’s outstanding options and RSUs continued to vest in the ordinary course in accordance with their terms until the Separation Date. Upon the Separation Date,

•	The vesting of his remaining unvested option granted February 12, 2009, to purchase 117,634 shares of our common stock accelerated to February 28, 2011,

•	The expiration date for all options granted to Mr. Duncan in 2009 remained February 12, 2016, and

•

His remaining 60,000 unvested RSUs granted February 12, 2009, will vest on February 12, 2012, assuming Company financial performance at the “target” level, notwithstanding a greater or lesser of actual achievement by the Company.

Value of Payments to Mr. Duncan Upon Termination

Mr. Duncan’s Transition and Retirement Agreement, entered into in February 2010, describes the compensation paid to him upon his retirement.

The table below reflects the amount of payments and other benefits Mr. Duncan received upon his termination on February 28, 2011.

Benefits and Payments Upon Termination	Retirement
Early Vesting of Stock Options(1)	$1,051,648

(1)	Pursuant to the Transition and Retirement Agreement, Mr. Duncan’s remaining unvested option to purchase 117,634 shares of our common stock vested on February 28, 2011. The closing stock price on February 28, 2011, of $13.74 less the exercise price of $4.80 per share was used to determine the value set forth in the chart above.

Mr. Besanko

We entered into an offer letter with Mr. Besanko, effective February 16, 2009, to serve as our chief financial officer.

Effective on the same date, we entered into a change in control agreement with Mr. Besanko. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61.

On March 2, 2009, we entered into a nondisclosure and noncompetition agreement with Mr. Besanko. This agreement requires Mr. Besanko to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of a merchandise sale negotiation with a customer, and after termination of employment. Mr. Besanko may not be employed by or contract with a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America in the same or similar capacity as he was employed by OfficeMax for a period of 12 months after termination of employment. During employment and for two years after termination, Mr. Besanko agrees not to solicit current or certain former customers, current or certain former employees or current or certain former suppliers of the Company. The agreement also contains a standard non-disparagement clause.

Estimated Current Value of Potential Payments to Mr. Besanko Upon Termination

The Company would be required to provide compensation to Mr. Besanko in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Besanko would receive upon his termination in each situation assuming that such event occurred on December 23, 2010, and based on our closing stock price as of that date of $17.98. Actual payments made at any future date would vary, depending in part upon what Mr. Besanko has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Besanko would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61. If Mr. Besanko’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for Executive Officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Accrued But Unpaid Bonus (1)	$500,747	$500,747	—
Severance Amount (2)	$603,741	—	—
Early Vesting of Restricted Stock (3)	$1,027,341	$1,027,341	—
Total	$2,131,829	$1,528,088	—

(1)	Accrued but unpaid 2010 annual incentive program payment.

(2)	Twelve months of severance under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)	57,138 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 23, 2010.

Mr. Martin

Mr. Martin voluntarily terminated his employment with the Company effective July 21, 2010. No severance payments were made and Mr. Martin forfeited his annual incentive award and all unvested equity awards.

Ms. O’Connor

We entered into an offer letter with Ms. O’Connor, effective July 15, 2008, to serve as our chief accounting officer.

On July 9, 2008, we entered into a change in control agreement with Ms. O’Connor. The payments and benefits she would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61. The change in control agreement was amended effective January 1, 2009, to comply with Section 409A.

On July 9, 2008, we entered into a nondisclosure and noncompetition agreement with Ms. O’Connor. This agreement requires Ms. O’Connor to refrain from divulging confidential information of the Company during the course of her employment, except when such disclosure is a necessary part of a merchandise sale negotiation with a customer, and after termination of employment. Ms. O’Connor may not be employed by or contract with a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America in the same or similar capacity as she was employed by OfficeMax for a period of 12 months after termination of employment. During employment and for two years after termination, Ms. O’Connor agrees not to solicit current or certain former customers, current or certain former employees or current or certain former suppliers of the Company. The agreement also contains a standard non-disparagement clause.

Estimated Current Value of Potential Payments to Ms. O’Connor Upon Termination

The Company would be required to provide compensation to Ms. O’Connor in the event of termination of her employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Ms. O’Connor would receive upon her termination in each situation assuming that such event occurred on December 23, 2010, and based on our closing stock price as of that date of $17.98. Actual payments made at any future date would vary, depending in part upon what Ms. O’Connor has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Ms. O’Connor would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61. If Ms. O’Connor’s employment is terminated under circumstances entitling her to severance benefits under the change in control agreement, the severance payments due under the severance policy for executive officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Accrued But Unpaid Bonus (1)	$200,772	$200,772	—
Severance Amount (2)	$321,928	—	—
Early Vesting of Restricted Stock (3)	$479,832	$479,832	—
Total	$1,002,532	$680,604	—

(1)	Accrued but unpaid 2010 annual incentive program payment.

(2)	Twelve months of severance under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)	26,687 RSUs, which constitutes a pro rata amount of her unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 23, 2010.

Mr. Vero

We entered into a change in control agreement with Mr. Vero. The payments and benefits he would be entitled to under that agreement are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61. The change in control agreement was amended effective January 1, 2009, to comply with Section 409A.

Estimated Current Value of Potential Payments to Mr. Vero Upon Termination

The Company would be required to provide compensation to Mr. Vero in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Vero would receive upon his termination in each situation assuming that such event occurred on December 23, 2010, and based on our closing stock price as of that date of $17.98. Actual payments made at any future date would vary, depending in part upon what Mr. Vero has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Vero would be entitled upon a change in control of the Company. Such amounts are set forth in the “Estimated Current Value of Change in Control Benefits” table on page 61. If Mr. Vero’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance policy for Executive Officers would be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary Not for Cause Termination, or Termination for Good Reason	Death or Disability	For Cause or Voluntary Termination Other Than for Good Reason
Accrued But Unpaid Bonus (1)	$432,218	$432,218	—
Severance Amount (2)	$560,987	—	—
Early Vesting of Restricted Stock (3)	$911,658	$911,658	—
Total	$1,904,863	$1,343,876	—

(1)	Accrued but unpaid 2010 annual incentive program payment.

(2)	Twelve months of severance under the Company’s severance policy applicable to executive officers and the cost of health and welfare benefits for twelve months.

(3)	50,704 RSUs, which constitutes a pro rata amount of his unvested RSUs, would vest. The number shown represents the value determined by multiplying the number of RSUs by our closing stock price as of December 23, 2010.

Stock Ownership

Directors and Executive Officers

The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class
Directors (1)
Dorrit J. Bern	—	*
Warren F. Bryant	387	*
Joseph M. DePinto	—	*
Rakesh Gangwal	14,287	*
William J. Montgoris	—	*
Francesca Ruiz de Luzuriaga	12,497	*
Ravi K. Saligram	—	*
David M. Szymanski	—	*
Other Named Executive Officers (2)		*
Bruce Besanko	179,537	*
Deborah A. O’Connor	48,656	*
Ryan T. Vero	122,024	*
Sam K. Duncan	699,522	*
Sam Martin(3)	14,167	*
All directors, nominees for director, and executive officers as a group (1)(2)(4)	377,388	*

*	Less than 1% of class as of December 31, 2010 (total outstanding common stock on that date was 85,057,710 shares).

(1)	Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan (“DSCP”), Director Stock Option Plan (“DSOP”), and OMIPP, described beginning on page 13 under “Director Compensation.” The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,997 shares; and Messrs. Bryant, 387 shares; Gangwal, 6,787 shares; and directors as a group, 11,171 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 4,500 shares; Mr. Gangwal, 4,500 shares; and directors as a group, 9,000 shares. The number of shares subject to options under the OMIPP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,000 shares; Mr. Gangwal, 3,000 shares; and directors as a group, 6,000 shares. RSUs held by our directors are not included in this table because they are not paid in shares of our common stock until a director terminates his or her board service.

(2)	Beneficial ownership for these named executive officers includes all shares held of record or in street name; plus unexercised, vested option shares; shares subject to options that vested within sixty days of December 31, 2010; and shares subject to RSUs that vested within sixty days of December 31, 2010. For further information regarding the shares subject to the options and RSUs, see the “Award Tables” beginning on page 51. The following table indicates the nature of each named executive’s stock ownership. It also shows the number of unexercised, unvested option shares and the number of unvested RSUs shares, none of which are included in the beneficial ownership table. Shares are considered beneficially owned, for purposes of this table only, if the officer has a right to acquire beneficial ownership within 60 days of December 31, 2010, unless otherwise indicated in these footnotes.

	Common Shares Owned	Unexercised, Vested Option Shares	Unexercised, Options Shares Vesting Within 60 Days	RSU Shares Vesting Within 60 Days(†)	Unexercised, Unvested Option Shares	Unvested RSU Shares(††)
Ravi K. Saligram	—	—	—	—	975,000	125,000
Bruce Besanko	—	66,666	82,971	29,900	99,277	107,207
Deborah A. O’Connor	—	8,333	14,229	26,094	20,128	24,140
Ryan T. Vero	51,699	—	41,137	29,188	57,444	90,380
Sam K. Duncan(†††)	79,285	250,000	235,267	134,970	—	60,000
Sam Martin	14,167	—	—	—	—	—
Executive officers as a group(††††)	51,699	74,999	138,337	85,182	1,151,849	346,727

†	Consists of the actual number of shares paid out with respect to performance-based RSUs within 60 days of December 31, 2010.

††	With respect to performance-based RSUs, reflects the number of shares that will be paid out if the performance-based RSUs’ objectives are achieved at target levels.

†††	Does not include 49,485 RSUs owned by Mr. Duncan for which he has been required to defer receipt of the underlying shares.

††††	Our executive officers at December 31, 2010, consisted of Messrs. Saligram, Besanko, Vero and Ms. O’Connor.

(3)	Based on information as of July 21, 2010, the date of Mr. Martin’s resignation from the Company.

(4)	Our executive officers at December 31, 2010 consisted of Messrs. Saligram, Besanko, Vero and Ms. O’Connor. Our executive officers (individually or as a group) do not own more than 1% of the Company’s Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, including our named executive officers, and any person who owns more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of holdings and transactions in OfficeMax stock with the SEC and the NYSE. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that in 2010 our Reporting Persons made all required Section 16(a) filings on a timely basis.

Ownership of More Than 5% of OfficeMax Stock

As of December 31, 2010, the table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership	Percent of Class (1)
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
Common Stock, $2.50 Par Value (2)

Joint filing by:
The Bank of New York Mellon Corporation and the other reporting persons identified in the applicable Schedule 13G/A One Wall Street 31st Floor New York, NY 10286	4,152,617	—	4,941,532	420	5,191,842	6.10%

BlackRock, Inc.
40 East 52nd Street New York, NY 10022	6,396,034	—	6,396,034	—	6,396,034	7.52%

Joint filing by:
Edward C. Johnson 3d FMR LLC Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	3,019,362	—	12,015,480	—	12,015,480	14.13%

Convertible Preferred Stock, Series D (3)
Vanguard Fiduciary Trust Company, as Trustee for the OfficeMax Incorporated Employee Stock Ownership Plan (ESOP) 100 Vanguard Blvd. Malvern, PA 19355	686,696	—	686,696	—	686,696	100%

(1)	The percentages in the table are based on the 85,057,710 shares of common stock outstanding as of December 31, 2010.

(2)	Consists of shares beneficially owned by the reporting persons, as reported in the following applicable filings: The Bank of New York Mellon Corporation and joint filers, Schedule 13G/A filed February 4, 2011; BlackRock, Inc., Schedule 13G/A filed February 7, 2011; and Edward C. Johnson 3d and joint filers, Schedule 13G/A filed February 14, 2011.

(3)	The shares of preferred stock held by the Employee Stock Ownership Plan (“ESOP”) fund of the Savings Plan represent less than 1% of the Company’s voting securities outstanding as of December 31, 2010.

Other Information

Stockholder Proposals for the 2012 Annual Meeting

If you wish to submit a proposal to be included in our 2012 proxy statement, we must receive it no later than November 5, 2011.

All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 19, 2012. According to our Bylaws, your notice must include:

•	A brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

•	Your name and address;

•	The class and number of shares of our stock that you beneficially own; and

•	Any material interest you have in the business to be brought before the meeting.

The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Stockholder Nominations for Directors

If you wish to suggest a nominee for the Governance and Nominating Committee’s consideration, write to OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You should describe in detail your proposed nominee’s qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

The Governance and Nominating Committee will consider director nominees proposed by stockholders for election at the annual stockholders meeting if our corporate secretary receives a written nomination not less than 30 days nor more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

•	Your name and address;

•	Each nominee’s name, age and address;

•	Each nominee’s principal occupation or employment;

•	The number of shares of our stock that the nominee beneficially owns;

•	The number of shares of our stock that you beneficially own;

•	Any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

•	Each nominee’s executed consent to serve as our director if elected.

The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

OfficeMax’s Annual Report on Form 10-K

We made our Annual Report on Form 10-K for the year ended December 25, 2010, available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge from our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, 1-630-864-6800. You can find our SEC filings, including our Annual Report on Form 10-K, on our website investor.officemax.com by clicking on “SEC Filings,” or through the SEC’s website at www.sec.gov.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Susan Wagner-Fleming

Senior Vice President

and Corporate Secretary

March 4, 2011

OfficeMax is a registered trademark of OMX, Inc.

IMPORTANT

Your vote is important. Please take a moment to vote via telephone or the Internet or REQUEST, SIGN, DATE and promptly MAIL a proxy card. If your shares of stock are held in the name of a brokerage firm, bank, nominee or other institution, please provide voting instructions to that institution in accordance with the voting instructions provided to you by that institution. If you have any questions or need assistance in voting your stock, please call:

D. F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Phone: (800) 269-6427

OFFICEMAX INCORPORATED

C/O WELLS FARGO SHAREHOLDERS SERVICES

P.O. BOX 64945

ST. PAUL, MINNESOTA 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to view our proxy materials up until 11:59 P.M. Eastern Time on April 12, 2011, for all shares of stock other than preferred stock held in the Employee Stock Ownership Plan, for which the deadline is 11:59 P.M. Eastern Time on April 10, 2011. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you are receiving paper copies of our proxy materials and you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 12, 2011, for all shares of stock other than preferred stock held in the Employee Stock Ownership Plan, for which the deadline is 11:59 P.M. Eastern Time on April 10, 2011. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until 11:59 P.M. Eastern Time on April 12, 2011, for all shares of stock other than the preferred stock held in the Employee Stock Ownership Plan, for which the deadline is 11:59 P.M. Eastern Time on April 10, 2011.

PREFERRED STOCK HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN

This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on April 10, 2011, the Plan’s Trustee will vote the shares held in the Plan in the same proportion as shares voted by other plan participants.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30572-P05292-Z54906	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    OFFICEMAX INCORPORATED

The Board of Directors unanimously recommends you vote “FOR” each of the nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Vote on Directors
1. Election of Directors

Nominees:	For	Against	Withhold

1a. Warren F. Bryant	☐	☐	☐

1b. Joseph M. DePinto	☐	☐	☐

1c. Rakesh Gangwal	☐	☐	☐

1d. William J. Montgoris	☐	☐	☐

1e. Francesca Ruiz de Luzuriaga	☐	☐	☐

1f. Ravichandra K. Saligram	☐	☐	☐

1g. David M. Szymanski	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Vote on Proposals			For	Against	Abstain

2.	Appointment of KPMG LLP as independent registered public accounting firm for 2011.		☐	☐	☐

3.	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in the proxy statement.		☐	☐	☐

The board of directors recommends you vote for “three years.”		3 Years	2 Years	1 Year	Abstain

4.	The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Dear Stockholder:

OfficeMax Incorporated will hold its annual meeting of stockholders at The Hyatt Lodge at McDonald’s Campus in Oak Brook, Illinois, at 2:00 p.m., Central Daylight Time, on April 13, 2011. Please take a moment to vote the shares of stock for the upcoming annual meeting of shareholders.

Your vote is important.

Broadridge, an independent tabulator, will receive and tabulate the proxy cards.

If you also hold shares of stock through a bank, brokerage firm or other nominee, you will receive separate proxy card(s) or voting instruction card(s) to vote those shares. To be sure that all of the shares of stock are voted at the meeting, follow the instructions on each separate proxy card that you receive.

SHARES HELD IN THE EMPLOYEE STOCK OWNERSHIP PLAN

This proxy covers all Series D Convertible Preferred Stock in the Employee Stock Ownership Plan fund for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 10, 2011, the Plan’s Trustee will vote the shares held in the Plan in the same proportion as shares voted by other Plan participants.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M30573-P05292-Z54906

VOTING INSTRUCTION CARD

OFFICEMAX INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

APRIL 13, 2011

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICEMAX

INCORPORATED

The stockholder signing this card appoints Matthew R. Broad, Susan M. Wagner-Fleming and Tony Giuliano as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all of the stockholder’s OfficeMax Incorporated stock held on February 22, 2011 at the company’s annual meeting to be held on April 13, 2011, and at any adjournment or postponement of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. All previous proxies are hereby revoked.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then each of the nominees and proposals 2 and 3 will receive FOR votes. Proposal 4 will receive a vote for a frequency of every three years.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 13, 2011.

OFFICEMAX INCORPORATED
OFFICEMAX INCORPORATED C/O WELLS FARGO SHAREHOLDERS SERVICES P.O. BOX 64945 ST. PAUL, MINNESOTA 55164-0945

Meeting Information
Meeting Type: Annual
For holders as of: February 22, 2011
Date: April 13, 2011 Time: 2:00 P.M. CDT
Location: The Hyatt Lodge
at McDonald’s Campus 2815 Jorie Blvd. Oak Brook, IL 60523
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                    FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 30, 2011 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote By Phone: To vote now by phone, call 1-800-690-6903. Have the 12 Digit Control Number available and follow the instructions.

Voting items

The Board of Directors unanimously recommends you vote “FOR” each of the nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” a frequency of every three years in Proposal 4.
1.	Election of Directors
Nominees:
	1a.	Warren F. Bryant
	1b.	Joseph M. DePinto
	1c.	Rakesh Gangwal
	1d.	William J. Montgoris
	1e.	Francesca Ruiz de Luzuriaga
	1f.	Ravichandra K. Saligram
	1g.	David M. Szymanski
2.	Appointment of KPMG LLP as independent registered public accounting firm for 2011.
3.	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in the proxy statement.
4.	The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers.